UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

PERELLA WEINBERG PARTNERS
(Exact Name of Registrant as Specified in its Charter)

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767 FIFTH AVENUE
NEW YORK, NEW YORK 10153

April 12, 2024
Dear Stockholder,
We cordially invite you to attend our 2024 Annual Meeting of Stockholders, to be held on Wednesday, May 22, 2024, at 10:00 a.m. (Eastern Time) at http://www.virtualshareholdermeeting.com/PWP2024.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.
Your vote is important. We encourage you to submit your votes in advance of the meeting, whether or not you plan to attend the meeting.
Sincerely,
/s/ Andrew Bednar
Andrew Bednar
Chief Executive Officer

767 FIFTH AVENUE
NEW YORK, NEW YORK 10153
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Meeting Date:    Wednesday, May 22, 2024
Time:    10:00 a.m. (Eastern Time)
Place:    http://www.virtualshareholdermeeting.com/PWP2024
We are holding our 2024 annual meeting of stockholders for the following purposes, which are described in more detail in the proxy statement:
1.to elect four directors to our board of directors;
2.to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
3.to approve an amendment to the Company's Restated Certificate of Incorporation to update the exculpation provision; and
4.to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on March 28, 2024, will be entitled to attend and vote at the annual meeting.
We will furnish our proxy materials over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are sending to certain of our stockholders a Notice of Internet Availability of Proxy Materials rather than a full paper set of the proxy materials. Such notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of the proxy materials. This process will reduce the costs associated with printing and distributing our proxy materials. We expect to mail this notice and our proxy materials on or about April 12, 2024.
Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. The Notice of Internet Availability of Proxy Materials includes instructions on how to vote, including by Internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.
By Order of the Board of Directors,
/s/ Justin Kamen
Justin Kamen
Corporate Secretary
April 12, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2024.
The Company’s Proxy Statement and 2023 Annual Report on Form 10-K
are also available at www.proxyvote.com.
Although we refer to our website in this proxy statement, the contents of our website are not included or incorporated by reference into this proxy statement. All references to our website in this proxy statement are intended to be inactive textual references only.

PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2024
GENERAL INFORMATION
Perella Weinberg Partners is providing this proxy statement to you in connection with the solicitation of proxies by the board of directors for our 2024 Annual Meeting of Stockholders to be held on Wednesday, May 22, 2024, at 10:00 a.m. (Eastern Time) at http://www.virtualshareholdermeeting.com/PWP2024, and any adjournment or postponement of that meeting (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. On or about April 12, 2024, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2023 Annual Report on Form 10-K.
We are a leading global independent advisory firm that provides strategic and financial advice to clients across a range of the most active industry sectors and international markets.
PWP is a holding company and our only material assets are our partnership interests in PWP Holdings LP (“PWP OpCo”) and our equity interest in the general partner of PWP OpCo, PWP GP LLC (“PWP GP”). We operate and control all of the business and affairs of our advisory business, as run by PWP OpCo and its operating entity subsidiaries, indirectly through our equity interest in PWP GP.
In this proxy statement, unless the context requires otherwise, any of the “Company,” “PWP,” “we,” “us” and “our” refers to Perella Weinberg Partners and its subsidiaries, and for periods prior to the reorganization in connection with our business combination (the “Business Combination”) refers to the advisory business of our predecessor company, PWP OpCo. In connection with the closing of our Business Combination, we acquired interests in PWP OpCo, which is jointly-owned by PWP, PWP Professional Partners LP (together with its successors (including pursuant to the Division and Merger (each as defined below)) and assigns, as applicable, “Professional Partners”) and certain existing partners of PWP OpCo. PWP OpCo serves as the Company’s operating partnership.
Perella Weinberg Partners was formed in June 2006 and became a publicly-traded company in June 2021. Our Class A common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “PWP.”
Below are answers to common questions stockholders may have about the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders online at www.proxyvote.com, rather than mailing printed copies of our proxy materials. We believe that this process expedites stockholders’ receipt of these materials, lowers the costs of our Annual Meeting and helps to conserve natural resources. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the proxy materials unless you request them. Instead, the notice will contain instructions on how to access and review the proxy materials online, including this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2023, as well as the proxy card to vote online. If you would like printed copies of the proxy materials, please follow the instructions on the notice.
Who is entitled to vote at the Annual Meeting?
Only stockholders of record of PWP Class A common stock and Class B common stock as of the close of business on March 28, 2024 (the “Record Date”) are entitled to receive notice and to vote their shares at the Annual Meeting. As of the close of business on the Record Date, there were 53,386,941 shares of Class A common stock, 39,673,721 shares of Class B-1 common stock and 1,122,264 shares of Class B-2 common stock outstanding. Holders of our Class A common stock are entitled to one vote for each share, and holders of our Class B common stock are entitled to ten votes for each share. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters at the Annual Meeting.
You may vote all of the shares owned by you as of the close of business on the Record Date. These shares include shares that are (i) held of record directly in your name (in which case, you are a “record holder” with respect to such shares) and (ii) held for you as the beneficial owner through a broker, bank or other nominee. There are some distinctions between being a record holder and a beneficial owner, as described below.
What is the difference between a stockholder of record and a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are a beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by your broker or other nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker or other nominee on how to vote the shares you hold in your account.
What items will be voted on at the Annual Meeting?
There are three proposals to be voted on at the Annual Meeting:
1.the election of four directors to our board of directors;
2.the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.the approval of an amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to update the exculpation provision.

Our amended and restated bylaws (the “bylaws”) require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.
The board of directors recommends:
1.that you vote “FOR” each of the nominees in Proposal 1; and
2.that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024 in Proposal 2; and
3.that you vote "FOR" the approval of an amendment to the Certificate of Incorporation to update the exculpation provision in Proposal 3.
What do I need to do if I want to attend the meeting?
You may attend the Annual Meeting, as well as vote during the Annual Meeting, by visiting http://www.virtualshareholdermeeting.com/PWP2024. You will need your 16-digit control number, which appears in the notice, the proxy card or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.
What constitutes a quorum at the Annual Meeting?
The presence, in person or represented by proxy, of holders of a majority in voting power of the Company’s capital stock entitled to vote constitutes a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting.
If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters.
How do I vote?
If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions. If you are a stockholder of record, you can vote through the following methods:
•Via the Internet. You may vote via the Internet by visiting http://www.proxyvote.com and entering the 16-digit control number for your shares located on the Notice of Internet Availability of Proxy Materials or proxy card.
•By telephone. You may vote by telephone by calling the telephone number and following the instructions provided on your proxy card.

•By mail. If you requested that proxy materials be mailed to you, you will receive a proxy card with your proxy materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.
•During the meeting. You can vote at the Annual Meeting online at http://www.virtualshareholdermeeting.com/PWP2024 by using the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials.
What vote is required for each proposal?
For the election of directors, each director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.
The ratification of the Company’s independent registered public accounting firm and any other proposal that may come before the Annual Meeting will be determined by the vote of the holders of a majority of the voting power of the shares represented at the Annual Meeting and entitled to vote on such question, voting as a single class.
The approval of an amendment to the Certificate of Incorporation to update the exculpation provision requires the affirmative vote of the holders of at least two-thirds of the combined voting power of the shares entitled to vote in connection with the election of directors.
As of the Record Date, PWP VoteCo Professionals LP ("VoteCo Professionals") owned all of our outstanding Class B-1 common stock. VoteCo Professionals is controlled by Perella Weinberg Partners LLC ("Professionals GP"). As the result of our stockholders agreement (the “Stockholders Agreement”) with Professional Partners, Professional Partners or its limited partners as of the date of the closing of our Business Combination or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least 10% of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock) (the “Class B Condition”). For so long as the Class B Condition is satisfied, VoteCo Professionals has approval rights over significant corporate actions by us. Our board of directors will nominate individuals designated by VoteCo Professionals equal to a majority of the board of directors, for so long as the Class B Condition is satisfied.
After the Class B Condition ceases to be satisfied, for so long as VoteCo Professionals or its limited partners as of the date of closing or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least 5% of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock) (the “Secondary Class B Condition”) is satisfied, VoteCo Professionals will have certain approval rights (including, among others, certain amendments to our Certificate of Incorporation and the Amended and Restated Agreement of Limited Partnership of PWP OpCo, as amended, restated, modified or supplemented from time to time (the “LP Agreement”)) and our board of directors will nominate individuals designated by VoteCo Professionals equal to one third of the board of directors. See “Certain Relationships and Related Person Transactions—PWP Related Party Transactions—Right of VoteCo Professionals and Stockholders Agreement.”

How are abstentions and broker non-votes counted?
Abstentions and broker non-votes are counted for the purpose of establishing the presence of a quorum. If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 1 and Proposal 3 are not considered a “routine” proposal. If you hold shares in street name and do not vote on Proposal 1 or Proposal 3, your uninstructed shares will be counted as “broker non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of Proposals 1 and 3. Proposal 2 is a “routine” proposal, and therefore brokers have discretion to vote uninstructed shares on Proposal 2. For Proposal 2, if you elect to abstain, the abstention will have the same effect as an "against" vote.
What if I do not specify how I want my shares voted?
If you are the record holder of your shares and submit your proxy without specifying how your shares are to be voted, your shares will be voted as follows:
•FOR the election of each of the four nominees for directors;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•FOR an amendment to the Certificate of Incorporation to update the exculpation provision.
In addition, the proxy holders named in the proxy are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The board of directors is not aware of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.
Can I change my vote after submitting a proxy?
Stockholders of record may revoke their proxy before the Annual Meeting by (i) delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, (ii) signing and delivering a proxy bearing a later date, (iii) voting again via the Internet or by telephone or (iv) attending and voting in person at the virtual Annual Meeting.
Street name stockholders who wish to change their votes should contact the organization that holds their shares.
Who is paying for this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding proxy materials to their customers who are street name holders and obtaining their voting instructions.
Where can I find voting results?
We will file a Current Report on Form 8-K with the SEC announcing the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of proxy materials?
Some banks, brokers and nominees may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.
If you would like to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact Investor Relations at investors@pwpartners.com or 767 Fifth Avenue, New York, NY 10153.
Is a list of stockholders available?
The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 767 Fifth Avenue, New York, NY 10153 during normal business hours, and at the Annual Meeting. The list will also be available to stockholders at www.virtualshareholdermeeting.com/PWP2024 during the Annual Meeting.
Who should I contact if I have additional questions?
You can contact our Investor Relations department at investors@pwpartners.com or at our principal executive offices at 767 Fifth Avenue, New York, NY 10153. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

PROPOSAL 1: ELECTION OF DIRECTORS
Our board of directors is currently composed of nine directors, and are divided into three classes, designated Class I, Class II and Class III. At the Annual Meeting, stockholders will vote to elect as directors of the Company the four Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2027 Annual Meeting of Stockholders, and until his or her respective successor has been duly elected and qualified.
The board of directors has nominated Peter A. Weinberg, Dietrich Becker, Jane C. Sherburne and Elizabeth (Beth) Cogan Fascitelli for re-election as Class III directors at the Annual Meeting. The persons named as proxy holders will vote to elect each of these nominees unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.
In connection with our Business Combination, we entered into a Stockholders Agreement with Professional Partners, pursuant to which, for so long as the Class B Condition is satisfied, VoteCo Professionals has approval rights over significant corporate actions by us. Our board of directors will nominate individuals designated by VoteCo Professionals equal to a majority of the board of directors, for so long as the Class B Condition is satisfied.
After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, VoteCo Professionals will have certain approval rights (including, among others, certain amendments to our Certificate of Incorporation and the LP Agreement) and our board of directors will nominate individuals designated by VoteCo Professionals equal to one third of the board of directors.
Should any of the nominees become unable to serve for any reason prior to the Annual Meeting, subject to the terms of the Stockholders’ Agreement, the board of directors may designate a substitute nominee, in which event the proxy holders will vote for the election of such substitute nominee, or may reduce the number of directors on the board of directors. See “Certain Relationships and Related Person Transactions—PWP Related Party Transactions—Right of VoteCo Professionals and Stockholders Agreement” for additional information regarding the Stockholders Agreement.
In determining that each director should be nominated for re-election, our board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth below under “Corporate Governance—Directors and Director Nominees.”
The board of directors recommends that you vote “FOR” each of the director nominees in this Proposal 1.

CORPORATE GOVERNANCE
Directors and Director Nominees
Below is a list of our directors and their respective ages and a brief account of the business experience of each of them.

Name	Age	Class
Peter A. Weinberg	66	Class III
Joseph R. Perella	82	Class I
Robert K. Steel	72	Class II
Dietrich Becker	61	Class III
Andrew Bednar	56	Class II
Jorma Ollila	73	Class II
Jane C. Sherburne	73	Class III
Elizabeth (Beth) Cogan Fascitelli	65	Class III
Kristin W. Mugford	55	Class II
Class III Director Nominees for Election – Term Expiring 2027
The current term of the Class III directors will expire at the Annual Meeting. Our board of directors nominated each of Peter A. Weinberg, Dietrich Becker, Jane C. Sherburne and Elizabeth (Beth) Cogan Fascitelli for re-election at the Annual Meeting as a Class III director to hold office until the annual meeting of stockholders to be held in 2027 and until his or her successor is duly elected and qualified, or his or her earlier death, resignation, or removal.
Below is a biography of each of the Class III directors standing for re-election at the Annual Meeting:
Peter A. Weinberg is a Founding Partner of PWP, has served as our Chairman and a member of our board of directors since the closing of the Business Combination in June 2021, and served as our Chief Executive Officer from February 2019 to January 2023. Mr. Weinberg has over 35 years of investment banking experience. Prior to co-founding PWP in 2006, Mr. Weinberg was the Chief Executive Officer of Goldman Sachs International in London from 1999 to 2005 and served on the firm’s Management Committee and led the European Management Committee. At Goldman Sachs, where he began his career in 1988, Mr. Weinberg served as co-head of the Global Investment Banking Division, co-head of the Partnership Committee and he founded the Financial Sponsors Group. Mr. Weinberg earned a Bachelor of Arts from Claremont McKenna College and a Master’s in Business Administration from Harvard Business School. We believe that Mr. Weinberg is qualified to serve on our board of directors due to his extensive finance industry, investment banking and executive leadership experience.
Dietrich Becker is a Founding Partner of PWP, has served as our President since January 2023, and has served as a member of our board of directors since the closing of the Business Combination in June 2021. He served as Co-President from March 2020 to January 2023. Mr. Becker has over 30 years of investment banking experience. In addition to his current role, Mr. Becker has served as Head of PWP’s Advisory business in Europe since 2017. Prior to joining PWP in 2006, Mr. Becker was Co-Head of the Global Industrial Group at Morgan Stanley. He began his investment banking career with Merrill Lynch in 1991. Mr. Becker earned a degree from Cologne University Law School and a Master’s in Business Administration from New York University Stern Graduate School of Business. We believe that Mr. Becker is qualified to serve on our board of directors due to his extensive finance industry, investment banking and executive leadership experience.

Jane C. Sherburne has served as a member of our board of directors since the closing of the Business Combination in June 2021. Ms. Sherburne is Principal of Sherburne PLLC. Ms. Sherburne has over 30 years of legal experience, and served on PWP’s Advisory Committee from 2015 until PWP’s Advisory Committee disbanded on March 1, 2019. Over the past 14 years, Ms. Sherburne has served as General Counsel to several financial institutions, including BNY Mellon, Wachovia and Citi Global Consumer Group. From July 2001 to December 2006, Ms. Sherburne was Deputy General Counsel of Citigroup, Inc. Until July 2001, Ms. Sherburne was a litigation partner at the Washington DC law firm of Wilmer, Cutler & Pickering, having joined the firm in 1984. Ms. Sherburne interrupted her private practice from 1994 to 1997, she served as Special Counsel to the President in the Clinton White House. Ms. Sherburne serves as an independent director on the boards of HSBC USA, HSBC Bank USA, HSBC Finance Corporation and HSBC North America, all of which are indirect wholly-owned subsidiaries of HSBC Holdings plc, and on the board of Teledyne Technologies, Inc. Ms. Sherburne is Chair of the Board of the National Women’s Law Center, Chair of the Board of Negotiations Strategies Institute, a member of the Executive Committee of the Lawyers’ Committee for Civil Rights Under Law, a member of the Committee for Economic Development, and a member of the American Law Institute. Ms. Sherburne earned a Bachelor of Arts and Master of Social Work from the University of Minnesota and a Juris Doctor from Georgetown University Law Center. We believe that Ms. Sherburne is qualified to serve on our board of directors due to her extensive legal and governance experience.
Elizabeth (Beth) Cogan Fascitelli has served as a member of our board of directors since May 24, 2022. Ms. Fascitelli worked for Goldman Sachs Group, Inc. from 1984 to 2020, most recently serving as a Partner and Managing Director and Chief Operating Officer of the Merchant Banking Division. Ms. Fascitelli is a director of Jaws Mustang Acquisition Corp. (NYSE: JWSM) and a former director of Carmike Cinemas, Cosmetics Plus Group, Globe Manufacturing, Neuromedical Systems, Whole Foods Market and Fortress Capital Acquisition. Ms. Fascitelli is a trustee of the nonprofit Partnership for Inner-City Education and Child Mind Institute and serves as a member of the Board of Trustees for Dartmouth College. Ms. Fascitelli earned a Bachelor of Arts from Dartmouth College and a Master’s in Business Administration from Harvard Business School. We believe that Ms. Fascitelli is qualified to serve on our board of directors due to her extensive financial industry and public company board experience.

Class I and Class II Directors Continuing in Office
Andrew Bednar is a Founding Partner of PWP, has served as our Chief Executive Officer since January 2023, and has served as a member of our board of directors since the closing of the Business Combination in June 2021. Mr. Bednar served as our Co-President from March 2020 to January 2023. Mr. Bednar has over 25 years of investment banking experience. In addition to his current role, Mr. Bednar is a partner in PWP’s Advisory business where he served as Co-Head of PWP’s Advisory business in the U.S. until 2013. Mr. Bednar also serves as the Chief Executive Officer of the general partner of PWP Capital Holdings LP (together with its subsidiaries, "PWP Capital Holdings"), which holds the former asset management business of PWP OpCo. Prior to joining PWP in 2006, Mr. Bednar was Head of U.S. Mergers & Acquisitions at Bank of America and a member of the Investment Banking Executive Committee. Prior to that, he was a Managing Director at Goldman, Sachs & Co. He began his career at Cravath, Swaine & Moore LLP in 1994. Mr. Bednar earned a Bachelor of Science and a Master’s in Business Administration from Cornell University, and also received a Juris Doctor from Columbia University. We believe that Mr. Bednar is qualified to serve on our board of directors due to his extensive finance industry, investment banking and executive leadership experience.
Robert K. Steel is a Partner of PWP and has served as our Vice Chairman and a member of our board of directors since the closing of the Business Combination in June 2021. Mr. Steel served as our Chief Executive Officer from 2014 until February 2019. Mr. Steel has over 40 years of experience. Prior to joining PWP, he was New York City’s Deputy Mayor for Economic Development from 2010 to 2013. In 2008, he was named president and Chief Executive Officer of Wachovia Corporation, where he oversaw the sale of the bank to Wells Fargo & Co. and served on the Wells Fargo board of directors until 2010. Prior to that, Mr. Steel was Under Secretary for Domestic Finance of the United States Treasury from 2006 to 2008. From 1976 to 2004, he worked at Goldman Sachs, rising to Head of the Global Equities Division, Vice Chairman of the firm and a member of its Management Committee. Mr. Steel is a member of the board of directors of General Dynamics (NYSE:GD), where he serves on the Compensation Committee, the Finance and Benefit Plans Committee and the Sustainability Committee. Mr. Steel previously served on the board of directors of USHG Acquisition Corp. (NYSE:HUGS). He earned a Bachelor of Arts from Duke University and a Master’s in Business Administration from the University of Chicago’s Booth School of Business. We believe that Mr. Steel is qualified to serve on our board of directors due to his extensive finance industry and financial regulatory experience.
Jorma Ollila has served as a member of our board of directors since the closing of the Business Combination in June 2021. Mr. Ollila is the Former Chairman and CEO of Nokia. Mr. Ollila has more than 40 years of corporate experience. Prior to joining PWP’s board, from 1985 to 2012. Mr. Ollila served in various senior positions at Nokia, and served on our Advisory Committee from 2015 until our Advisory Committee disbanded on March 1, 2019. From 1999 to 2012, Mr. Ollila was Chairman of Nokia. Prior to that, Mr. Ollila served as President and CEO from 1992 to 2012, and was previously President of Nokia Mobile Phones and Senior Vice President, Finance. Mr. Ollila began his career at Citibank in 1978 and held various managerial positions within corporate banking in London and Helsinki. Mr. Ollila was the Chairman of Royal Dutch Shell from 2006 to 2015. Mr. Ollila earned a Master of Science in Political Science from the University of Helsinki, a Master of Science in Economics from London School of Economics and a Master of Science in Engineering Physics from Helsinki University of Technology. We believe that Mr. Ollila is qualified to serve on our board of directors due to his extensive business management and financial industry experience.

Kristin W. Mugford has served as a member of our board of directors since May 24, 2022. Ms. Mugford currently serves as the Melvin Tukman Senior Lecturer of Business Administration in the Finance Unit at the Harvard Business School. Prior to joining academia, she spent nearly 20 years with Bain Capital Partners, LP, joining their private equity business in 1994, where she focused on the consumer and media industries. In 1998, she helped start Bain Capital Credit, LP (formerly known as Sankaty Advisors, LP), the credit affiliate of Bain Capital Partners, LP, where she was a senior member of the management and investment committee. Ms. Mugford began her career at the Walt Disney Company as a strategic planning analyst. Ms. Mugford is a member of the board of directors of Dollarama (TSE: DOL), where she is the Chair of the Human Resources and Compensation Committee and a member of the Audit Committee. Ms. Mugford earned a Bachelor of Arts with honors in economics from Harvard College and a Master’s in Business Administration from Harvard Business School as a Baker Scholar. We believe that Ms. Mugford is qualified to serve on our board of directors due to her extensive business consulting and finance industry experience.
Joseph R. Perella is a Founding Partner of PWP and has served as our Chairman Emeritus and a member of our board of directors since the closing of the Business Combination in June 2021. Mr. Perella served as our Chief Executive Officer from 2006 until 2014. Mr. Perella has approximately 50 years of investment banking experience. Prior to co-founding PWP in 2006, Mr. Perella was a member of Morgan Stanley’s Management Committee (from 1993 until 2005) and held several senior positions at the firm, including Vice Chairman, Chairman of Institutional Securities and Investment Banking, and Worldwide Head of the Investment Banking Division. In 1988, Mr. Perella co-founded Wasserstein Perella & Co., Inc. and was Chairman of the Board until September 1993. From 1972 to 1988, Mr. Perella held senior positions at First Boston and was the founder of its Mergers & Acquisitions Group. Mr. Perella received a Bachelor of Science in Business Administration from Lehigh University and a Master’s in Business Administration from Harvard Business School. We believe that Mr. Perella is qualified to serve on our board of directors due to his extensive finance industry and business leadership experience, as well as his deep understanding of the Company's business.
Board Composition
Our Certificate of Incorporation and bylaws provide that our board of directors will consist of not less than three directors nor more than 15 directors, with the exact number of directors to be fixed from time to time by a resolution of our board of directors. Our board of directors currently consists of nine directors.
Our board of directors is divided into three classes of nearly equal size. The current terms of the Class I, Class II and Class III directors will expire at our 2025, 2026 and 2024 annual meetings of our stockholders, respectively, and in each case, until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Upon the expiration of each term, directors will subsequently serve three-year terms if re-nominated and re-elected. Our Class I director includes Mr. Perella, our Class II directors include Mr. Bednar, Mr. Ollila, Mr. Steel and Ms. Mugford, and our Class III directors include Mr. Weinberg, Ms. Sherburne, Mr. Becker and Ms. Fascitelli. There are no family relationships among any of our directors or executive officers.
In connection with the closing of the Business Combination, we entered into the Stockholders Agreement with Professional Partners. Under the Stockholders Agreement, for so long as the Class B Condition is satisfied, VoteCo Professionals will have the right to designate a number of directors equal to the majority of our board of directors. After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, VoteCo Professionals will have the right to designate a number of directors (rounded up to the nearest whole number) equal to one third of our board of directors. VoteCo Professionals will retain the right to remove any director previously designated by it, for so long as the Class B Condition or the Secondary Class B Condition is satisfied. See “Certain Relationships and Related Person Transactions—PWP Related Party Transactions—Right of VoteCo Professionals and Stockholders Agreement.”

Our Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, directors may be removed from office at any time, with or without cause, by the affirmative vote of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of our directors; provided that at any time the Class B Condition is satisfied, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of our directors. Any vacancy on the board of directors may be filled by a majority of the directors then in office.
We are “controlled” by the Limited Partners who manage VoteCo Professionals, and as a result, are a “controlled company” under Nasdaq rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of our board of directors consist of independent directors, as independence is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the listing standards, (ii) that our board of directors have a compensation committee comprised solely of independent directors and (iii) that our board of directors either (A) have a nominations committee comprised solely of independent directors or (B) that independent directors constituting a majority of the board’s independent directors select or recommend director nominees in a vote in which only independent directors participate.
We currently utilize the exemption from having either a nominations committee comprised solely of independent directors or the independent directors constituting a majority of the board's independent directors select or recommend director nominees. Our full board of directors participates in the consideration of nominees to our board. In addition, we do not have a majority of independent directors on our board of directors. In the event that we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods. These exemptions do not modify the independence requirements for our audit committee, and we comply with the applicable requirements of the SEC and Nasdaq with respect to our audit committee.

Director Independence
Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors and each member of a listed company’s audit, compensation and nominations committees must be independent, subject to specified exceptions, including the "controlled company" exemptions discussed above. As discussed above, we have availed ourselves of the “controlled company” exception and, as a result, although we have an independent audit committee, we do not have a majority of independent directors on our board. Under Nasdaq rules, a director is independent only if our board of directors makes an affirmative determination that the individual does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that Mr. Ollila, Ms. Sherburne, Ms. Fascitelli and Ms. Mugford are “independent directors” as that term is defined under Nasdaq rules.
Board of Directors Leadership Structure
Under our corporate governance guidelines, the board of directors does not require the separation of the offices of the chairman of the board of directors (the “Chairman”) and the chief executive officer of the Company (the “Chief Executive Officer”). These guidelines provide that the board of directors shall be free to choose its chairman in any way that it deems best for the Company at any given point in time. The roles of our Chairman and Chief Executive Officer were separated in January 2023, when Peter A. Weinberg ended his term as Chief Executive Officer, continuing to serve as our Chairman, and Andrew Bednar succeeded Mr. Weinberg as our Chief Executive Officer. The board believes that this leadership structure, with Mr. Weinberg as Chairman and Mr. Bednar as Chief Executive Officer, currently provides continuity for our board and facilitates our board’s efficient and effective functioning. As former Chief Executive Officer, as well as a Founding Partner of PWP, Mr. Weinberg is well-situated to serve as the Chairman because he is familiar with our business and industry and therefore able to identify the strategic priorities to be discussed by the board. The board also believes that the Chairman helps facilitate information flow between management and the board and fosters the development and execution of the Company's strategy.
The board of directors periodically reviews its leadership structure and may make changes in the future. The Company does not have a lead independent director; however, an independent director presides over the executive sessions.
Board of Directors Role in Risk Oversight
We are exposed to a number of risks, and we regularly identify and evaluate these risks and our risk management strategy. Management is principally responsible for identifying, evaluating and managing the risks on a day-to-day basis, under the oversight of the board of directors and the audit committee. Our audit committee is responsible for overseeing the guidelines and policies governing the process by which senior management and the relevant departments of the Company, including the internal audit function, assess and manage our exposure to risk, including cybersecurity risk, as well as any major litigation, regulatory, financial and reputational risk exposures and the steps management has taken to monitor and control such exposures. Additionally, our audit committee focuses on oversight of financial risks and the compensation committee makes recommendations to the board of directors regarding executive compensation plans and arrangements. The full board of directors keeps itself regularly informed regarding risks overseen by the audit committee through management and committee reports and otherwise.

Board Committees
Our board of directors has the authority to appoint committees to perform certain management and administrative functions and has two standing committees, an audit committee and a compensation committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees. Each committee has adopted a written charter, which we have posted on our website at http://www.pwpartners.com.
Audit Committee
The audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. The audit committee is responsible for, among other things:
•appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;
•approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•reviewing the qualifications and independence of the independent registered public accounting firm;
•reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•reviewing the adequacy and effectiveness of our internal control over financial reporting;
•establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;
•preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit, our quarterly financial statements and our publicly filed reports; and
•reviewing and approving in advance any proposed related person transactions.
The members of our audit committee are Jorma Ollila, Jane C. Sherburne, Elizabeth (Beth) Cogan Fascitelli and Kristin W. Mugford. Jorma Ollila is the chairman of the audit committee. Our board of directors has determined that Jane C. Sherburne is an audit committee financial expert. The board of directors has determined that Jorma Ollila, Jane C. Sherburne, Elizabeth (Beth) Cogan Fascitelli and Kristin W. Mugford qualify as independent directors pursuant to Nasdaq rules and additional independence criteria set forth in Rule 10A-3 of the Exchange Act.

Compensation Committee
The compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:
•reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;
•reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;
•reviewing and recommending compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;
•evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and
•administering our equity compensation plans for our employees and directors.
The members of the compensation committee are Jorma Ollila, Jane C. Sherburne, Kristin W. Mugford and Elizabeth (Beth) Cogan Fascitelli. Jane C. Sherburne is the chairman of the compensation committee.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Board and Committee Meetings; Annual Meeting Attendance
During 2023, our board of directors held six meetings, our audit committee held five meetings and our compensation committee held five meetings. During 2023, each director attended at least 75% of the total number of meetings of the board of directors and committees on which the director served. The independent directors of the Company meet in executive session without management on a regularly scheduled basis. The Chairman, if an independent director, shall preside at such executive sessions, or if the Chairperson is not an independent director or in such director’s absence, an independent director designated by a majority of independent directors shall preside at such executive sessions.
Under our corporate governance guidelines, directors are expected to attend the Company’s annual meetings of stockholders. Seven of our directors attended our 2023 annual meeting of stockholders.
Director Nomination Process
We do not have a nominations committee. Our full board of directors participates in the consideration of nominees to our board of directors other than as set forth below. The board of directors believes that input from all directors in the nominating process enhances the Company’s ability to identify, evaluate and select director nominees. In addition, our Stockholders Agreement provides that our board of directors will nominate individuals designated by VoteCo Professionals equal to a majority of the board of directors, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B Condition is satisfied. See “Certain Relationships and Related Person Transactions—PWP Related Party Transactions—Right of VoteCo Professionals and Stockholders Agreement” below.

In considering candidates for nomination, the board of directors applies several criteria in selecting nominees. At a minimum, the board of directors considers (a) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board of directors’ oversight of the business and affairs of the Company and (b) the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the board of directors may consider include a candidate’s specific experiences and skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other relevant factors that the board of directors considers appropriate in the context of the board of directors’ needs.
The board of directors will consider a candidate nominated by a stockholder in a manner consistent with its evaluation of potential nominees, so long as the nomination meets the requirements of our bylaws, as summarized below.
The notice of nomination should include the information required by PWP’s bylaws, including, but not limited to, the following:
•the stockholder’s name, record address, and name and principal place of business,
•the name, age, business address, residence address, and principal occupation or employment of the nominee,
•the class or series, and number of all shares of the Company’s stock owned beneficially or of record by the stockholder or the nominee,
•whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by the stockholder or the nominee with respect to the Company’s stock,
•a description of all agreements or arrangements to which the stockholder or the nominee is a party with respect to the nomination, the Company or the Company’s stock,
•a description of agreements or arrangements entered into by the stockholder or the nominee with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the stockholder’s voting power,
•a representation that the stockholder will attend the meeting in person or by proxy to nominate the persons named in its notice, and
•any other information related to the stockholder or the nominee required to be disclosed in the solicitation of proxies for election of directors under federal securities laws.
The notice must be accompanied by the nominee’s consent to be elected and to serve as a director and include certain representations and agreements by the nominee set forth in our bylaws.
This notice must be updated, if necessary, so that the information is true and correct as of the record date for the meeting.
Stockholder nominees should be submitted to the Company’s Corporate Secretary at the Company’s principal executive offices. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our bylaws and other information reasonably requested by the Company within the timeframe described below under “Additional Information—Procedures for Submitting Stockholder Proposals and Director Nominations.”

When the Company or the board of directors is required by contractual obligation (including pursuant to the Stockholders Agreement) to nominate candidates designated by any person or entity, the selection and nomination of these directors is not subject to the above process.
Communication with the Board of Directors
Any stockholder or other interested parties who would like to communicate with the board of directors, the independent directors as a group or any specific member or members of the board of directors should send such communications to the attention of our Corporate Secretary at Perella Weinberg Partners, 767 Fifth Avenue, New York, NY 10153. Communications should contain instructions on which member or members of the board of directors the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our Corporate Secretary may, in his or her sole discretion, decline to forward any communications that are inappropriate.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics is available on our website at https://investors.pwpartners.com. We expect that any amendment to the code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its responsibilities. The corporate governance guidelines are available in the Corporate Governance section of our Investor Relations website at https://investors.pwpartners.com.
Executive Officers
Set forth below are biographical summaries of our executive officers as of March 1, 2024, other than Mr. Weinberg, our Chairman, Mr. Bednar, our Chief Executive Officer, and Mr. Becker, our President, each of whose biographical summary is set forth above in “Directors and Director Nominees.”

Name	Age	Title
Alexandra Gottschalk	37	Chief Financial Officer

Alexandra Gottschalk has served as our Chief Financial Officer since January 2024. Ms. Gottschalk is a seasoned financial executive, with over 15 years of experience. Ms. Gottschalk served as Chief Accounting Officer of the Company since 2019. Ms. Gottschalk has also served as Controller of the Company or its business units (including TPH&Co.) since 2010. Prior to that, she was with PwC in the firm’s Assurance practice and began her career at Deloitte in the International Tax Group. Ms. Gottschalk earned a Master of Science in Accountancy and a Bachelor of Business Administration in Accounting from the University of Houston Honors College. Additionally, she is a Certified Public Accountant.

DIRECTOR COMPENSATION
Director Compensation
For 2023, our non-employee directors were entitled to the following compensation for their service on our board of directors (as applicable): (i) an annual base retainer in the amount of $180,000, 50% of which is paid in the form of restricted stock units (“RSUs”) and 50% of which is paid in cash; (ii) a one-time grant of RSUs with a value of $50,000 upon initial appointment to our board of directors vesting in three equal installments on or about each anniversary of the grant date; (iii) an annual cash retainer of $20,000 for the chair of the audit committee; and (iv) an annual cash retainer of $20,000 for the chair of the compensation committee. Except for the one-time grant of RSUs upon initial appointment to our board of directors, all other RSUs will be granted on or about the date of our general annual stockholder meeting and will vest on the date of the next general annual stockholder meeting.
Director Compensation Table for 2023
The total 2023 compensation of our non-employee directors is shown in the following table. We do not separately compensate our affiliated directors for their service on our board of directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Daniel G. Cohen(3)	$25,500	$—	$25,500
Elizabeth (Beth) Cogan Fascitelli	$90,000	$90,903	$180,903
Kristin W. Mugford	$90,000	$90,903	$180,903
Jorma Ollila	$110,000	$90,903	$200,903
Ivan G. Seidenberg(3)	$25,125	$—	$25,125
Jane C. Sherburne	$110,000	$90,903	$200,903

(1)Amounts shown in this column reflect the cash annual base retainer fees and committee fees earned for 2023.
(2)Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the service-based RSUs granted to our non-employee directors. For a summary of the assumptions used in the valuation of these awards, please see Note 12—Equity-Based Compensation to the consolidated financial statements in our 2023 Form 10-K. As of December 31, 2023, Ms. Fascitelli and Ms. Mugford each held 16,178 outstanding RSUs while Mr. Ollila and Ms. Sherburne each held 12,389 outstanding RSUs.
(3)Mr. Cohen and Mr. Seidenberg both resigned from the board of directors in April 2023.

EXECUTIVE COMPENSATION
This section describes the compensation of our named executive officers (“NEOs”) for the periods presented below based on the reduced executive compensation disclosure requirements applicable to emerging growth companies.
Our NEOs for the fiscal year ended December 31, 2023 are:
•Peter A. Weinberg, Chairman;
•Andrew Bednar, Chief Executive Officer; and
•Dietrich Becker, President.
Summary Compensation Table for 2023
The following table summarizes the total compensation paid to or earned by each of our NEOs in the applicable year:

Name and Principal Position	Year	Salary(1)	Cash Bonus(2)	Equity Bonus Awards(3)	Long-Term Incentive Awards(4)	All Other Compensation(5)	Total
Peter A. Weinberg, Chairman	2023	$500,000	$—	$1,115,312	$10,246,838	$10,500	$11,872,650
	2022	$500,000	$2,690,250	$3,555,680	$—	$10,500	$6,756,430
Andrew Bednar, Chief Executive Officer	2023	$500,000	$4,846,000	$1,032,935	$6,015,135	$10,500	$12,404,570
	2022	$500,000	$2,527,750	$2,807,505	$—	$10,500	$5,845,755
Dietrich Becker, President(6)	2023	$478,643	$3,209,585	$1,040,385	$—	$17,550	$4,746,163
	2022	$474,434	$2,542,440	$2,800,055	$—	$18,977	$5,835,906

(1)Amounts shown in this column reflect the annual base salary earned by each of our NEOs during the applicable calendar year.
(2)Amounts shown in this column represent the cash bonuses paid to or earned by each of our NEOs in respect of performance during the applicable calendar year. In accordance with SEC rules, the entire cash portion of our annual incentive bonuses for each of 2023 and 2022 performance is reported in the “Cash Bonus” column of the Summary Compensation Table for the applicable year. Our annual incentive bonuses for 2023 and 2022 were paid partly in cash and partly in RSUs granted under the Perella Weinberg Partners 2021 Omnibus Incentive Plan (the “Incentive Plan”), as described in greater detail in the section entitled “—Executive Compensation Elements—Annual Incentive Bonuses” below. Mr. Weinberg did not participate in our annual incentive bonus program for 2023, as described in the same section below.
(3)Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the equity-based portion of our annual incentive bonuses (the "Equity Bonus Awards") granted to each of our NEOs for 2022 and 2021 performance. The Equity Bonus Awards for 2022 performance were granted in the first quarter of 2023 on the tenth trading day after our earnings release for the year ended December 31, 2022. The Equity Bonus Awards for 2021 performance were granted in the first quarter of 2022 on the tenth trading day after our earnings release for the year ended December 31, 2021. The amounts set forth in the "Equity Bonus Awards" column with respect to the Equity Bonus Awards granted to each of our NEOs for 2022 and 2021 performance are based on the closing price of PWP Class A common stock on the date of grant of $10.15 and $9.96 per share, respectively. The Equity Bonus Awards for 2023 performance were granted in the first quarter of 2024 on the fifth trading day after our earnings release for the year ended December 31, 2023, and in accordance with SEC rules, the grant date fair value of such awards will not be reported in the “Equity Bonus Awards” column of the Summary Compensation Table for 2023 but will instead be included in the “Equity Bonus Awards” column of the Summary Compensation Table for 2024. The Equity Bonus Awards are service-based RSUs that vest in equal installments over three years, subject generally to continued service on each vesting date.
(4)The amount shown in this column for Mr. Weinberg represents the incremental compensation cost, calculated in accordance with FASB ASC Topic 718, recognized by the Company in connection with the modification of the long-term RSUs (the “Long-Term Incentive Awards”) previously granted to him in August 2021 in connection with the Business Combination. The amount shown in this column for Mr. Bednar represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the additional performance-based Long-Term Incentive Awards granted to him in 2023 in connection with his appointment as our Chief Executive Officer effective as of January 1, 2023. The Long-Term Incentive Awards (including the modification in August 2023 of Mr. Weinberg’s original grant and the additional grant in February 2023 to Mr. Bednar) are described in greater detail in the section entitled “—Executive Compensation Elements—Long-Term Incentive Awards” below.
(5)Amounts shown in this column represent (i) for Messrs. Weinberg and Bednar, the employer safe harbor non-elective contributions made to them in respect of their participation in PWP’s 401(k) plan in the applicable calendar year and (ii) for Mr. Becker, the employer contributions made in respect of his participation in PWP’s defined contribution pension scheme in the U.K. in the applicable calendar year, each of which are described in more detail in the section entitled “—Executive Compensation Elements—Retirement Arrangements” below.
(6)Amounts shown in this table for Mr. Becker, other than in the "Long-Term incentive Awards," "Equity Bonus Awards" and “Total Stock Awards” columns, have been converted from pounds sterling to U.S. dollars using the exchange rates of approximately $1.24 and $1.23 for 2023 and 2022, respectively.
Executive Compensation Elements
Our NEOs were provided with the following material elements of compensation in 2023 and 2022:
Base Salary
We provide annual base salaries to each of our NEOs. Consistent with the practice in our industry, base salaries for our NEOs generally comprise a small portion of their total annual compensation.

Annual Incentive Bonuses
Annual incentive bonuses are the key component of our short-term executive compensation strategy. We did not set specific performance targets upon which annual incentive bonuses would become payable for the applicable year. Instead, the annual incentive bonuses payable to our NEOs in respect of the applicable year are discretionary in amount and are based on a performance evaluation conducted by our compensation committee in consultation with our Chairman and our Chief Executive Officer, which involved an analysis of both overall Company performance and the performance of the individual NEOs and their contributions to PWP. Our compensation committee believes that this evaluation process allowed us to link pay with performance in the closest way possible and provided us with the flexibility necessary to take all relevant factors into account in determining the amount of the annual incentive bonuses. Our compensation committee believes that this approach is consistent with industry practice and as such provides a better incentive compensation structure than a formulaic bonus structure based solely on the achievement of specific pre-established performance targets, which may not capture all appropriate factors that materially impacted our performance. We did not provide guaranteed cash bonuses to any of our NEOs in respect of 2023 and 2022.
For 2023, the annual incentive bonuses were payable partly in cash and partly in RSUs granted under the Incentive Plan. In February 2024, Messrs. Bednar and Becker received the cash portion of the annual incentive bonuses for 2023. The equity-based portion of the annual incentive bonuses for 2023 was granted in the first quarter of 2024 on the fifth trading day after our earnings release for the year ended December 31, 2023. As a result of certain modifications to Mr. Weinberg's existing compensation awards, as described in "—Long-Term Incentive Awards" below, in connection with his transition from CEO to Chairman effective as of January 1, 2023, Mr. Weinberg did not participate in our annual incentive bonus program for 2023.
For 2022, the annual incentive bonuses were payable partly in cash and partly in RSUs granted under the Incentive Plan. In February 2023, Messrs. Weinberg, Bednar and Becker received the cash portion of the annual incentive bonuses for 2022. The equity-based portion of the annual incentive bonuses for 2022 was granted in the first quarter of 2023 on the tenth trading day after our earnings release for the year ended December 31, 2022.
Retirement Arrangements
PWP maintains a 401(k) retirement savings plan for U.S. employees (including Messrs. Weinberg and Bednar) and provides an employer safe harbor non-elective contribution and an employer discretionary contribution to eligible participants. Partners (including Messrs. Weinberg and Bednar) are eligible for the employer safe harbor non-elective contribution and for the employer discretionary contribution. PWP also maintains a defined contribution pension scheme for U.K. employees (including Mr. Becker) and provides a standard employer contribution to eligible participants. PWP does not maintain any defined benefit pension plans or supplemental executive retirement plans.
Employee Benefits
Eligible employees, including PWP’s NEOs, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. PWP’s NEOs participate in these programs on the same basis as eligible employees generally.
Executive Employment Agreements
We entered into employment agreements with each of Messrs. Weinberg, Bednar and Becker, pursuant to which they each continue to serve as our executive officers following the closing of the Business Combination. The employment agreements were approved by our compensation committee and amended and restated effective as of January 1, 2023 to reflect the changes in position of our NEOs when Mr. Bednar was appointed as our Chief Executive Officer.

The employment agreements provide that each NEO will receive an annual base salary subject to annual review by our compensation committee, will continue to be eligible to receive a discretionary annual performance bonus, and will be eligible to receive discretionary annual equity awards pursuant to the Incentive Plan. The employment agreements also provide for certain grants of equity awards pursuant to the Incentive Plan in the form of performance-based Long-Term Incentive Awards, as described in “Long-Term Incentive Awards” below, and, for Mr. Bednar, in connection with his appointment as our Chief Executive Officer effective as of January 1, 2023, an additional grant of performance-based Long-Term Incentive Awards subject to similar vesting terms as the performance-based Long-Term Incentive Awards described in “Long Term Incentive Awards” below that was granted in the first quarter of 2023. Either party is permitted to terminate the applicable employment agreement at any time by providing 90 days’ advance written notice; provided that a NEO’s employment may be terminated immediately in the event of a termination for cause.
Each employment agreement incorporates by reference the restrictive covenants applicable to the NEO, including the restrictive covenants set forth in the limited partnership agreement of Professional Partners (as amended, restated, modified or supplemented from time to time, the "Professionals LP Agreement"), as described in “—Reorganization of Professional Partners” below.
Long-Term Incentive Awards
In connection with the closing of the Business Combination and in respect of their ongoing participation in the leadership and management of PWP following the closing of the Business Combination, Messrs. Weinberg, Bednar and Becker, as well as a small number of other partners as recommended by Mr. Weinberg in consultation with our compensation committee, received grants in the aggregate amount of 9.5 million performance-based Long-Term Incentive Awards in August 2021 (the "Original LTIP Grant"), and Mr. Bednar received an additional grant in the aggregate amount of one million performance-based Long-Term Incentive Awards in February 2023 in connection with his appointment as CEO (the "CEO Promotion LTIP Grant"). The performance-based Long-Term Incentive Awards are subject to the achievement of two types of vesting conditions, both of which must be satisfied for the awards to vest: (i) service-based vesting conditions that will be satisfied in two installments on the third and fifth anniversaries of the grant date, subject to continued employment (with respect to the Original LTIP Grant for Messrs. Bednar and Becker, including continued service as co-presidents of PWP, or any equivalent or more senior executive officer roles with PWP, as mutually agreed by the parties, and with respect to the CEO Promotion LTIP Grant for Mr. Bednar, including continued service as CEO of PWP, or any equivalent or more senior executive officer roles with PWP, as mutually agreed by the parties) on each vesting date; provided that 50% of the amount earned based on achievement of the performance-based vesting conditions prior to the first vesting date will remain outstanding and will vest on the second vesting date, subject to continued employment through such date and (ii) performance-based vesting conditions that will be satisfied upon the achievement of closing stock prices equal to $15, $20, $25 and $30 for 20 out of any 30 consecutive trading days prior to the fifth anniversary of the grant date, as measured on the last calendar day of each month, subject to linear interpolation between the applicable price points. Subject to such linear interpolation, (i) the performance-based vesting conditions for the Original LTIP Grant will be deemed to be satisfied with respect to 30% of the award at the $15 closing stock price, 65% of the award at the $20 closing stock price, 82.5% of the award at the $25 closing stock price, and 100% of the award at the $30 closing stock price, and (ii) the performance-based vesting conditions for the CEO Promotion LTIP Grant will be deemed to be satisfied with respect to 50% of the award at the $15 closing stock price, 80% of the award at the $20 closing stock price, 95% of the award at the $25 closing stock price, and 100% of the award at the $30 closing stock price. Once any closing stock price is achieved, such closing stock price will be deemed to be irrevocably satisfied even if the price per share declines thereafter.
In August 2023, in connection with Mr. Weinberg's transition from CEO to Chairman, the Compensation Committee approved a modification of the award of 3,300,000 performance-based Long-Term Incentive Awards previously granted to Mr. Weinberg in August 2021. The modification is intended to further align the Chairman to long-term shareholder value creation and place less emphasis on prospective annual compensation. As modified, 1,650,000 of these performance-based Long-Term Incentive Awards will vest solely based on the achievement of service-based vesting conditions that are satisfied in three equal installments on the third, fourth and fifth anniversaries of the original grant date. The remaining 1,650,000 Long-Term Incentive Awards are subject to the original vesting conditions of the Original LTIP Grant as explained in the preceding paragraph.
Reorganization of Professional Partners
Prior to December 31, 2023, Professional Partners was an aggregator partnership through which certain limited partners, including our NEOs, held indirect interests in PWP OpCo, the entity through which the Company holds its advisory business. These limited partners, including our NEOs, held direct interests in Professional Partners in the form of a combination of original capital units (“OCUs”), which are fully vested, and value capital units (“VCUs”) and alignment capital units (“ACUs”), which are subject to vesting conditions as described below.
On December 31, 2023, Professional Partners was divided (the “Division”) into: (i) VoteCo Professionals, (ii) PWP AdCo Professionals LP (“AdCo Professionals”) and (iii) Professional Partners. Professional Partners changed its name to PWP AmCo Professionals LP (“AmCo Professionals”) in connection with the Division. To effect the Division, Professional Partners entered into a plan of division, which, among other things, provided that (i) all of its limited partnership interests in PWP OpCo and all liabilities primarily relating to its advisory business were allocated to AdCo Professionals, (ii) all of its limited partnership interests in PWP Capital Holdings and all liabilities primarily relating to its asset management business were allocated to AmCo Professionals, and (iii) all of its shares of Class B-1 common stock of the Company (the “Class B-1 Shares”) were allocated to VoteCo Professionals.
On April 1, 2024, AdCo Professionals merged with and into PWP OpCo (the “Merger”). To effect the Merger, PWP OpCo and AdCo Professionals entered into an agreement and plan of merger, which, among other things, provided that (i) all of the OCUs, VCUs and ACUs of AdCo Professionals were converted into an equivalent number of OCUs, VCUs and ACUs of PWP OpCo, respectively, (ii) all of the assets and liabilities of AdCo Professionals became the assets and liabilities of PWP OpCo, and (iii) PWP OpCo adopted a Second Amended and Restated Agreement of Limited Partnership that, among other things, permits the Company to settle quarterly exchanges of PWP OpCo Class A partnership units and corresponding shares of Class B common stock in cash or shares at the Company's discretion.
Following the Merger, limited partners' capital interests in PWP OpCo (including such capital interests held by our NEOs) are comprised of (a) fully-vested OCUs and/or (b) VCUs and ACUs, which are owned by certain Partners (including our NEOs) subject to an approximately three to five-year vesting period. Upon vesting, VCUs and ACUs of PWP OpCo automatically convert into OCUs of PWP OpCo. The VCUs and ACUs of PWP OpCo are recorded as equity-based compensation expense at PWP OpCo for accounting purposes. However, the vesting of VCUs and ACUs does not economically dilute PWP shareholders’ interests relative to the interests of other investors in PWP OpCo as the aggregate interests of those other investors does not change as a result of the grant or vesting of these awards.
Partnership units of PWP OpCo are, depending on the holder, subject to forfeiture provisions as a result of certain terminations or breaches of restrictive covenants. Specifically, upon a termination due to death or disability, all unvested VCUs and ACUs will immediately vest. Upon a termination without cause or for good reason, a pro-rata portion of each unvested tranche will immediately vest, subject to a 50% floor. Upon a termination without cause or for good reason within 24 months following a change in control, all unvested service-based VCUs and ACUs will immediately vest. If any OCUs, VCUs or ACUs are forfeited, such forfeited OCUs, VCUs or ACUs, as applicable, will accrete to all limited partners of PWP OpCo holding OCUs, VCUs or ACUs. Subject to applicable law and the terms of the PWP OpCo limited partnership agreement, the general partner of PWP OpCo will cause distributions that Professional Partners receives from PWP OpCo to be distributed to the limited partners pro-rata in accordance with such limited partners’ respective ownership of each class of PWP OpCo units, including any VCUs and ACUs.

Subject to the redemption procedures and restrictions set forth in the PWP OpCo limited partnership agreement, PWP OpCo also provides for certain rights for partners holding OCUs, including OCUs received in respect of the vesting of VCUs and/or ACUs, to exchange such OCUs for (i) shares of Class A common stock on a one-for-one basis (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or (ii) cash, with the form of consideration determined by PWP.
Subject to certain exceptions, PWP OpCo units held by working Partners are generally subject to a lock-up of approximately three to five years, which may be reinstated or extended for a period of 12 months following such working Partner’s resignation without good reason. For Mr. Perella and certain other working Partners who are retirement-eligible (as well as certain limited partners of PWP OpCo who are employed by PWP Capital Holdings), PWP OpCo units held by working Partners are generally subject to a lock-up of approximately one to five years and are not be subject to reinstatement or extension of such lock-up following their resignation. No lock-up period for any Partner is expected to extend beyond the five-year anniversary of the closing of the Business Combination. The lock-up generally restricts the sale, pledge, grant of any option, short sale or other disposition of any partnership units with respect to our advisory business, and the entrance into any hedging, swap or other agreement or transaction related to such partnership units. PWP may waive the lock-up period for any partner with respect to all or a portion the applicable partnership units with no obligation to do so for any other partner, and the lock-ups may be waived for certain pre-determined circumstances, such as death, disability and certain tax liabilities, and certain contractual obligations to partners pursuant to offer letters that provide for certain unrestricted equity awards.
Certain Partners are subject to certain restrictive covenants set forth in the PWP OpCo limited partnership agreement, including perpetual confidentiality obligations, 180-day post-termination client and customer non-solicitation restrictions following a termination for cause or any resignation without good reason, post-termination investor non-solicitation restrictions following a termination for cause or any resignation without good reason for (x) 180 days with respect to any limited partner of PWP Capital Holdings or PWP OpCo, and their respective subsidiaries and successors and assigns or (y) one year with respect to any limited partner, investor, prospective limited partner or investor of investment funds sponsored by a PWP Entity (as defined below), one-year post-termination employee non-solicitation restrictions following any termination, and perpetual non-disparagement obligations. In addition, in the event that a partner resigns without good reason and competes with the PWP Entities within a year following the termination, or breaches any other applicable written covenant between any PWP Entity and such partner, then any partnership units in PWP OpCo held by such partner will be forfeited on the date of such breach.
In connection with the Merger, on April 1, 2024, the Company entered into vesting acceleration agreements with certain holders of partnership units of AdCo Professionals and VoteCo Professionals, Professionals GP, PWP GP, VoteCo Professionals and PWP OpCo, pursuant to which, among other things, the vesting will be accelerated for (i) VCUs and ACUs of PWP OpCo (collectively, the “OpCo Accelerated Units”) and (ii) corresponding VCUs and ACUs of VoteCo Professionals (collectively, the "VoteCo Accelerated Units," and together with the OpCo Accelerated Units, the “Accelerated Units”) on a day determined by PWP GP, in its sole discretion, between April 2, 2024 and May 16, 2024 (the "Vesting Acceleration"). From and after the Vesting Acceleration, Accelerated Units generally will be subject to a lock-up period that is identical to the lock-up period applicable to such units prior to the Vesting Acceleration (except that none of the Accelerated Units will be eligible to participate in the quarterly exchange for the third quarter of 2024). For additional information, see "Certain Relationships and Related Person Transactions—PWP Related Party Transactions—Acceleration of ACUs and VCUs" below.

Outstanding Equity Awards at Fiscal Year End for 2023
The following table summarizes the outstanding equity-based awards held by each of our NEOs as of December 31, 2023:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Peter A. Weinberg	5,681,045	(3)	$69,479,180
Andrew Bednar	5,061,644	(4)	61,903,906
Dietrich Becker	4,200,697	(5)	51,374,524

(1)Represents, as of December 31, 2023, (i) performance-based Long-Term Incentive Awards held by each of our NEOs subject to the achievement of two types of vesting conditions, both of which must be satisfied for the awards to vest: (x) service-based vesting conditions that will be satisfied in two installments on the third and fifth anniversaries of the applicable grant date, subject to continued employment (with respect to the Original LTIP Grant for Messrs. Bednar and Becker, including continued service as co-presidents of PWP, or any equivalent or more senior executive officer roles with PWP, as mutually agreed by the parties, and with respect to the CEO Promotion LTIP Grant for Mr. Bednar, including continued service as CEO of PWP, or any equivalent or more senior executive officer roles with PWP, as mutually agreed by the parties) on each vesting date; provided that 50% of the amount earned based on achievement of the performance-based vesting conditions prior to the first vesting date will remain outstanding and will vest on the second vesting date, subject to continued employment through such date and (y) performance-based vesting conditions that will be satisfied upon the achievement of closing stock prices equal to $15, $20, $25 and $30 for 20 out of any 30 consecutive trading days prior to the fifth anniversary of the grant date, as measured on the last calendar day of each month, subject to linear interpolation between the applicable price points, (ii) service-based Long-Term Incentive Awards held by Mr. Weinberg subject to service-based vesting conditions that will be satisfied in three installments on the third, fourth and fifth anniversaries of the original August 31, 2021 grant date, subject to continued employment, (iii) service-based RSUs granted in respect of the equity-based portion of our annual incentive bonuses for 2022 and 2021 performance that are generally subject to a service-based vesting schedule over a three-year period following the date of grant, and (iv) VCUs and ACUs of PWP OpCo that are generally subject to a service-based vesting schedule over a three to five-year period following the closing of the Business Combination. The amounts shown include VCUs and ACUs granted to the NEOs as well as VCUs and ACUs accreted to the NEOs through the forfeitures of other partners' units. The vesting of granted VCUs and ACUs is recorded as equity-based compensation expense at PWP OpCo for accounting purposes. However, the vesting of VCUs and ACUs does not economically dilute PWP shareholders’ interests relative to the interests of other investors in PWP OpCo as the aggregate interests of those other investors does not change as a result of the grant or vesting of these awards. The amounts shown do not include OCUs, which are fully vested.
(2)The market value of the service-based RSUs and service-based Long-Term Incentive Awards shown is based on the closing stock price per share of our Class A common stock on December 31, 2023 ($12.23). The market value of the performance-based Long-Term Incentive Awards is based on the number of shares of our Class A common stock that our NEOs would earn as a result of the performance-based Long-Term Incentive Awards assuming attainment of 100% of the performance-based vesting conditions during the performance period and the closing price of our Class A common stock on December 31, 2023. The market value of the VCUs and ACUs is also shown based on the closing price of our Class A common stock on December 31, 2023, as such units, once vested, are ultimately exchangeable into shares of our Class A common stock on a one-for-one basis, described in greater detail in the section entitled “—Executive Compensation Elements —Reorganization of Professional Partners” above.
(3)Represents, as of December 31, 2023, (i) 347,880 service-based RSUs, (ii) 1,650,000 performance-based Long-Term Incentive Awards, (iii) 1,650,000 service-based Long-Term Incentive Awards and (iv) 2,033,165 VCUs and ACUs of PWP OpCo.
(4)Represents, as of December 31, 2023, (i) 289,686 service-based RSUs, (ii) 3,350,000 performance-based Long-Term Incentive Awards and (iii) 1,421,958 VCUs and ACUs of PWP OpCo.
(5)Represents, as of December 31, 2023, (i) 289,921 service-based RSUs, (ii) 2,350,000 performance-based Long-Term Incentive Awards and (iii) 1,560,776 VCUs and ACUs of PWP OpCo.

Potential Payments Upon Termination or Change in Control
Performance-based Long-Term Incentive Awards held by each of our NEOs are subject to the achievement of service-based and performance-based vesting conditions, both of which must be satisfied for the awards to vest. Upon a termination of employment without cause or resignation for good reason, a pro-rata portion of the performance-based Long-Term Incentive Awards will be deemed to have satisfied the service-based vesting conditions, subject to a 50% floor, and, with respect to performance-based Long-Term Incentive Awards, will remain outstanding subject to the achievement of the performance-based vesting conditions. Upon a termination of employment due to death or disability, the same treatment will apply except that the performance-based Long-Term Incentive Awards will not be pro-rated. Upon a change in control, achievement of the performance-based vesting conditions will be measured as of the change in control date based on the greater of the change in control price, the highest closing stock price achieved for 20 out of any 30 consecutive trading days prior to the change in control date, and $15, at which point the awards will continue to vest subject to the satisfaction of the service-based vesting conditions. Upon a termination without cause or resignation for good reason within 24 months following a change in control, any remaining service-based vesting conditions will be deemed to be fully satisfied. For Messrs. Bednar and Becker with respect to the Original LTIP Grant, if the executive’s role as co-president (or any equivalent or more senior executive officer role, as mutually agreed by the parties), and for Mr. Bednar with respect to the CEO Promotion LTIP Grant, if his role as CEO (or any equivalent or more senior executive officer roles with PWP, as mutually agreed by the parties), is terminated by the Company without cause but the executive otherwise remains in continuous employment as a working Partner, the Long-Term Incentive Awards will remain outstanding subject to the achievement of the applicable service-based and performance-based vesting conditions based on the executive’s continued employment as a working Partner. For Messrs. Bednar and Becker with respect to the Original LTIP Grant, if the executive resigns as co-president (or any equivalent or more senior executive officer role, as mutually agreed by the parties), and for Mr. Bednar with respect to the CEO Promotion LTIP Grant, if he resigns as CEO (or any equivalent or more senior executive officer role, as mutually agreed by the parties), but otherwise remains in continuous employment as a working Partner, then only a pro-rata portion of the performance-based Long-Term Incentive Awards will remain outstanding and eligible to vest subject to the achievement of the applicable service-based and performance-based vesting conditions based on the executive’s continued employment as a working Partner.
Service-based Long-Term Incentive Awards held by Mr. Weinberg generally vest in three equal installments on the third, fourth and fifth anniversaries of the original grant date. Upon a termination due to death or disability, any unvested service-based Long-Term Incentive Awards will immediately vest. Upon a termination without cause or resignation for good reason within 24 months following a change in control, any unvested service-based Long-Term Incentive Awards will immediately vest.
Service-based RSUs held by our NEOs generally vest in equal installments on each of the first three anniversaries of the grant date. Upon a termination due to death or disability, any unvested service based RSUs will immediately vest. Upon a termination without cause or resignation for good reason, any unvested service based RSUs will remain outstanding and eligible to be delivered on the regular vesting dates, subject to continued compliance with the applicable restrictive covenants. For certain service-based RSUs, upon a qualifying retirement, which may occur upon resignation after having reached age 56 with at least five years of service (provided that total age plus years of service must equal at least 65 years of age), applicable unvested service-based RSUs will remain outstanding and eligible to be delivered on the regular vesting dates, subject to continued compliance with the applicable restrictive covenants. The NEOs waived these retirement provisions with regard to the service-based RSUs granted in 2022 and 2024. Upon a termination without cause or resignation for good reason within 24 months following a change in control, all unvested service-based RSUs will immediately vest.

As of December 31, 2023, each class of partnership units of PWP OpCo held by our NEOs was subject to forfeiture provisions as a result of certain terminations of service or breaches of restrictive covenants (including violation of non-compete provisions). VCUs and ACUs of PWP OpCo were subject to an approximately three to five-year vesting period following the closing of the Business Combination. Upon a termination due to death or disability, all unvested VCUs and ACUs of PWP OpCo would immediately vest. Upon a termination without cause or for good reason, a pro-rata portion of each unvested tranche would immediately vest, subject to a 50% floor. Upon a termination without cause or for good reason within 24 months following a change in control, all unvested service-based VCUs and ACUs of PWP OpCo would immediately vest. As of December 31, 2023, all OCUs of PWP OpCo were fully-vested.
Anti-Hedging Policy
Our insider trading policy prohibits our directors and employees, including executive officers, from hedging or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
Clawback Policy
Our clawback policy adopted as of December 1, 2023, provides that in the event of a required accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Compensation Committee will seek reimbursement of the portion of any incentive-based compensation received by our executive officers that would not have been paid had our financial statements been correctly stated.

Equity Compensation Plan Information
The following table summarizes certain information about securities authorized for issuance under the Incentive Plan as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders:
2021 Omnibus Incentive Plan(1)	26,655,625	—	5,234,422
Equity compensation plans not approved by security holders:
None	—	—	—
Total	26,655,625	—	5,234,422

(1)Pursuant to the Incentive Plan, the maximum number of shares of Class A common stock reserved for issuance pursuant to the General Share Reserve under the Incentive Plan that may be issued at any time during the term of the Incentive Plan is 13,980,000, as increased on the first day of each fiscal year of the Company beginning in calendar year 2022 by the number of shares of Class A common stock equal to the excess, if any, of (i) 15% of the number of outstanding shares of Class A common stock and the outstanding units of PWP OpCo that are exchangeable for shares of Class A common stock, in each case, on the last day of the immediately preceding fiscal year, over (ii) the number of shares of Class A common stock reserved and available for issuance in respect to future grants of awards under the Incentive Plan as of the last day of the immediately preceding fiscal year. In addition, the Transaction Pool Share Reserve under the Incentive Plan was comprised of 10,200,000 shares of Class A common stock, reserved for issuance through the one-year anniversary of the Business Combination, of which approximately 7,000,000 shares were granted subject solely to a service-based vesting schedule, and approximately 3,200,000 shares were granted subject to a service-based and performance-based vesting schedule. As a sub-plan under the Incentive Plan, the French Sub-Plan under the Incentive Plan does not contain a separate share reserve, and any awards granted under the French Sub-Plan will reduce the number of shares available for issuance under the Incentive Plan.
(2)Represents service-based vesting RSUs and performance-based vesting RSUs granted pursuant to the General Share Reserve and the Transaction Pool Share Reserve under the Incentive Plan, including the French Sub-Plan under the Incentive Plan. The weighted-average exercise price reported in column (b) of the table is blank because the RSUs do not have an exercise price.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of shares of the Company’s common stock as of March 15, 2024, by:
•each person who is known to be the beneficial owner of more than 5% of any class of the Company’s outstanding common stock;
•each of the Company’s named executive officers, directors and director nominees; and
•all executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.
The beneficial ownership of the Company common stock below is based on 53,384,028 shares of Class A common stock, 39,673,721 shares of Class B-1 common stock and 1,122,264 shares of Class B-2 common stock issued and outstanding as of March 15, 2024.

	Class A Common Stock		Class B-1 Common Stock		Class B-2 Common Stock		% of Combined Voting Power
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Greater than 5% Beneficial Owners
Fidelity Management & Research Company, LLC(2)	6,437,386	12.06%	—	—	—	—	1.43%
Adage Capital Partners, L.P.(3)	2,814,843	5.27%	—	—	—	—	*
BlackRock, Inc.(4)	3,342,119	6.26%	—	—	—	—	*
PWP VoteCo Professional Partners LP(5)	—	—	39,673,721	100.00%	—	—	87.92%
TWCL US Inc.(6)	—	—	—	—	1,122,264	100.00%	*
Named Executive Officers, Directors and Director Nominees
Peter A. Weinberg(7)	990,033	1.85%	39,673,721	100.00%	—	—	88.14%
Joseph R. Perella(8)	—	—	—	—	—	—	—
Robert K. Steel(9)	18,258	*	—	—	—	—	*
Dietrich Becker(10)	117,440	*	—	—	—	—	*
Andrew Bednar(11)	108,589	*	—	—	—	—	*
Alexandra Gottschalk(12)	21,626	*	—	—	—	—	*
Jorma Ollila(13)	15,214	*	—	—	—	—	*
Jane C. Sherburne(13)	21,735	*	—	—	—	—	*
Elizabeth C. Fascitelli(13)	15,944	*	—	—	—	—	*
Kristin Mugford(13)	15,944	*	—	—	—	—	*
All company's directors and executive officers as a group (10 persons)	1,324,783	2.48%	39,673,721	100.00%	—	—	88.21%
________________
*       Less than 1%.
(1)Unless otherwise noted, the business address of each of the following entities or individuals is 767 Fifth Avenue, New York, New York 10153.

(2)Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2024. Reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”) and does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with SEC Release No. 34-39538 (January 12, 1998). Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The business address of this stockholder is 245 Summer Street, Boston, MA 02210.
(3)Based on a Schedule 13G/A filed by Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“AC Advisors”), Robert Atchinson and Phillip Gross with the SEC on February 7, 2024. Each of ACP, ACPGP, AC Advisors, Mr. Atchinson and Mr. Gross has shared voting and shared dispositive power with respect to all of the 2,814,843 of the shares of Class A common stock and sole voting and sole dispositive power with respect to none of the shares of Class A common stock. ACP has the power to dispose of and the power to vote the shares of Class A common stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. AC Advisors, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor AC Advisors directly own any shares of Class A common stock, but ACPGP and AC Advisors may be deemed to beneficially own the shares owned by ACP. Robert Atchinson and Phillip Gross, as managing members of AC Advisors, have shared power to vote the shares of Class A common stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any shares of Class A common stock, but each may be deemed to beneficially own the shares beneficially owned by ACP. The business address of this stockholder is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(4)Based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 26, 2024. BlackRock, as the parent holding company, was the beneficial owner with sole voting power with respect to 3,342,119 of the shares of Class A common stock, sole dispositive power with respect to 3,342,119 of the shares of Class A common stock and shared voting and shared dispositive power with respect to none of the shares of Class A common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)Shares of Class B-1 common stock are held by VoteCo Professionals. This number correlates to 39.7 million PWP OpCo Class A partnership units held by current and former working partners, which represents 39.7 million shares of Class A common stock that may be issuable upon the exchange of 39.7 million PWP OpCo Class A partnership units. VoteCo Professionals is controlled by Professionals GP. Each share of Class B-1 common stock has ten votes. Concurrently with an exchange of PWP OpCo Class A partnership units for shares of Class A common stock or cash by a PWP OpCo unitholder who also holds shares of Class B-1 common stock, such PWP OpCo unitholder will be required to surrender to the Company a number of shares of Class B-1 common stock equal to the number of PWP OpCo Class A partnership units exchanged, and such shares will be converted into shares of Class A common stock or cash (at the Company’s option) which will be delivered to such PWP OpCo unitholder (at the Company’s option) at a conversion rate of 1:1000 (or 0.001). Professionals GP is the general partner of VoteCo Professionals. There is a committee of limited partners at Professionals GP, comprised of our non-independent directors, that has voting and dispositive power over the securities held by VoteCo Professionals. Mr. Weinberg, in his capacity as Chairman, is the chair of such committee and has certain rights with respect to the constitution of the committee. The members of the committee disclaim beneficial ownership of the securities held by VoteCo Professionals, except to the extent of their pecuniary interest therein.
(6)This number excludes 1,122,264 shares of our Class A common stock that may be issuable upon redemption of the 1,122,264 PWP OpCo Class A partnership units and shares of our Class B-2 common stock held by TWCL US Inc.
(7)This number includes 842,621 shares of our Class A common stock held directly by Red Hook Capital LLC (“Red Hook”) over which Mr. Weinberg has shared voting and dispositive power through his shared control of Rosedale Partners LLC, the sole member of Red Hook. Mr. Weinberg holds or will hold on a fully-vested basis within sixty (60) days, directly or indirectly, (i) 1,412,623 PWP OpCo Class A partnership units and (ii) 1,412,623 shares of our Class B-1 common stock, which together may be exchanged for 1,414,035 shares of our Class A common stock. These shares of our Class A common stock represent approximately 2.0% of the shares of our Class A common stock that would be outstanding if all outstanding such vested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock. Mr. Weinberg would hold, directly or indirectly, on a fully-vested basis, (i) 3,445,788 PWP OpCo Class A partnership units and (ii) 3,445,788 shares of our Class B-1 common stock, which together may be exchanged for 3,449,233 shares of our Class A common stock. These shares of our Class A common stock represent approximately 3.7% of the shares of our Class A common stock that would be outstanding if all outstanding such vested and unvested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock.

(8)This number excludes 4,121,220 shares of our Class A common stock that may be issuable upon the exchange of (i) 4,117,103 PWP OpCo Class A partnership units and (ii) 4,117,103 shares of our Class B-1 common stock that Mr. Perella holds or will hold, directly or indirectly, on a fully-vested basis within sixty (60) days. These shares of our Class A common stock represent approximately 5.8% of the shares of our Class A common stock that would be outstanding if all outstanding such vested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock. Mr. Perella would hold, directly or indirectly, on a fully-vested basis, (i) 4,117,103 PWP OpCo Class A partnership units and (ii) 4,117,103 shares of our Class B-1 common stock, which together may be exchanged for 4,121,220 shares of our Class A common stock. These shares of our Class A common stock represent approximately 4.4% of the shares of our Class A common stock that would be outstanding if all outstanding such vested and unvested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock.
(9)This number excludes 711,135 shares of our Class A common stock that may be issuable upon the exchange of (i) 710,425 PWP OpCo Class A partnership units and (ii) 710,425 shares of our Class B-1 common stock that Mr. Steel holds or will hold, directly or indirectly, on a fully-vested basis within sixty (60) days. These shares of our Class A common stock represent approximately 1.0% of the shares of our Class A common stock that would be outstanding if all outstanding such vested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock. Mr. Steel would hold, directly or indirectly, on a fully-vested basis, (i) 984,511 PWP OpCo Class A partnership units and (ii) 984,511 shares of our Class B-1 common stock, which together may be exchanged for 985,495 shares of our Class A common stock. These shares of our Class A common stock represent approximately 1.0% of the shares of our Class A common stock that would be outstanding if all outstanding such vested and unvested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock.
(10)This number excludes 778,214 shares of our Class A common stock that may be issuable upon the exchange of (i) 777,437 PWP OpCo Class A partnership units and (ii) 777,437 shares of our Class B-1 common stock that Mr. Becker holds or will hold, directly or indirectly, on a fully-vested basis within sixty (60) days. These shares of our Class A common stock represent approximately 1.1% of the shares of our Class A common stock that would be outstanding if all outstanding such vested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock. Mr. Becker would hold, directly or indirectly, on a fully-vested basis, (i) 2,338,213 PWP OpCo Class A partnership units and (ii) 2,338,213 shares of our Class B-1 common stock, which together may be exchanged for 2,340,551 shares of our Class A common stock. These shares of our Class A common stock represent approximately 2.5% of the shares of our Class A common stock that would be outstanding if all outstanding such vested and unvested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock.
(11)This number excludes 917,171 shares of our Class A common stock that may be issuable upon the exchange of (i) 916,255 PWP OpCo Class A partnership units and (ii) 916,255 shares of our Class B-1 common stock that Mr. Bednar holds or will hold, directly or indirectly, on a fully-vested basis within sixty (60) days. These shares of our Class A common stock represent approximately 1.3% of the shares of our Class A common stock that would be outstanding if all outstanding such vested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock. Mr. Bednar would hold, directly or indirectly, on a fully-vested basis, (i) 2,338,213 PWP OpCo Class A partnership units and (ii) 2,338,213 shares of our Class B-1 common stock, which together may be exchanged for 2,340,551 shares of our Class A common stock. These shares of our Class A common stock represent approximately 2.5% of the shares of our Class A common stock that would be outstanding if all outstanding such vested and unvested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock.
(12)This number excludes 1,017 shares of our Class A common stock that may be issuable upon the exchange of (i) 1,016 PWP OpCo Class A partnership units and (ii) 1,016 shares of our Class B-1 common stock that Ms. Gottschalk holds or will hold, directly or indirectly, on a fully-vested basis within sixty (60) days. These shares of our Class A common stock represent approximately 0.001% of the shares of our Class A common stock that would be outstanding if all outstanding such vested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock. Ms. Gottschalk would hold, directly or indirectly, on a fully-vested basis, (i) 98,451 PWP OpCo Class A partnership units and (ii) 98,451 shares of our Class B-1 common stock, which together may be exchanged for 98,549 shares of our Class A common stock. These shares of our Class A common stock represent approximately 0.1% of the shares of our Class A common stock that would be outstanding if all outstanding such vested and unvested partnership units of Professional Partners were exchanged for PWP OpCo Class A partnership units, and such PWP OpCo Class A partnership units were then exchanged, together with an equal number of Class B-1 common stock, for our Class A common stock.
(13)Excludes shares of Class A common stock that are expected to be acquired on May 22, 2024, upon vesting of shares underlying RSUs.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.
To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to the Reporting Persons were satisfied, except that a Form 4 was not filed on a timely basis for: Peter Weinberg, Andrew Bednar, Dietrich Becker, Robert Steel and Alexandra Gottschalk with respect to the grants of RSUs on March 4, 2024 (which were filed by the Company on each individual's behalf).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policy and Procedures for Related Person Transactions
Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
FTIV Related Party Transactions
Registration Rights
FTIV’s initial stockholders were entitled to registration rights pursuant to a registration rights agreement (the "Registration Rights Agreement”), which was amended and restated in connection with the Business Combination. The Amended and Restated Registration Rights Agreement grants the Registration Rights Agreement parties certain registration rights with respect to their registrable securities. For additional information, see “—PWP Related Party Transactions—Amended and Restated Registration Rights Agreement” below.
Stockholders Agreement
In connection with the Business Combination, certain individuals entered into the Stockholders Agreement. For additional information, see “—PWP Related Party Transactions—Right of VoteCo Professionals and Stockholders Agreement” below.

Support Agreement
Concurrently with the execution of the Business Combination agreement (the “Business Combination Agreement”), FTIV entered into a support agreement (the “Support Agreement”) with (i) FinTech Investor Holdings IV, LLC (the “Sponsor”), (ii) PWP OpCo, PWP GP, Professional Partners, Professionals GP (together, the “PWP Entities” and individually, a “PWP Entity”), and (iii) the equity holders of the PWP Entities (together with Sponsor and the PWP Entities, “Voting Parties”), pursuant to which the Voting Parties agreed to vote or cause to be voted all FTIV voting shares and all PWP Entities voting interests that they beneficially own (i) in favor of (A) the Business Combination and the Business Combination Agreement; (B) an amendment of Perella Weinberg Partners’ governing documents to extend the outside date for consummating the Business Combination, if applicable; (C) the reorganization of Professional Partners, immediately prior to, and contingent upon, the consummation of the Business Combination; and (ii) against (A) any action, proposal, transaction or agreement that could result in a breach under the Business Combination Agreement; (B) any proposal or offer from any person (other than FTIV, the PWP Entities or any of their affiliates) concerning any business combination transaction involving, or the issuance or acquisition of equity securities of, FTIV or the PWP Entities; and (C) any action, proposal, transaction or agreement that could adversely affect the timely consummation of the Business Combination or the fulfillment of any FTIV’s and the PWP Entities’ conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of FTIV or the PWP Entities. The Support Agreement also provides that each holder of PWP Entities voting interests appoints Andrew Bednar, and each holder of FTIV common stock appoints Daniel G. Cohen and James J. McEntee, III, and each of them individually, as its proxies and attorneys-in-fact, to vote or act by written consent in accordance with the Support Agreement during the term thereof.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, we entered into subscription agreements with the PIPE investors (the “Subscription Agreements”), pursuant to which certain affiliates of FTIV subscribed for shares of our Class A common stock in connection with the PIPE investment. The PIPE investment was consummated in connection with the closing of the Business Combination, pursuant to which FM PWP Pipe Sponsor, LLC, an entity that is managed by Cohen Sponsor Interests IV, LLC and affiliated with the Sponsor, purchased 150,000 PIPE Shares for an aggregate purchase price of $1,500,000.
The shares of Class A common stock issued in connection with the Subscription Agreements were not registered under the Securities Act of 1933 (the "Securities Act"), and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
The Subscription Agreements for the non-Sponsor PIPE investors, and other than the subscribing Perella Weinberg Partners executives, provide for certain registration rights. In particular, we were required to, as soon as practicable but no later than 30 calendar days following the closing date of the Business Combination file with the SEC (at our sole cost and expense) a registration statement registering the resale of such shares, and use our commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. We filed the registration statement on July 15, 2021, which was declared effective on July 26, 2021. Such registration statement is required to be kept effective for at least three years after effectiveness or, if earlier, until either (i) the shares thereunder have been sold by the non-Sponsor PIPE investors or (ii) the shares may be sold without restriction under Rule 144 promulgated under the Securities Act.

Sponsor Share Surrender and Share Restriction Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a Sponsor Share Surrender and Share Restriction Agreement with FTIV, PWP OpCo and the other parties to that certain letter agreement, dated as of September 24, 2020, by and among the Sponsor, FTIV and such other parties, and on May 4, 2021 the parties to the Sponsor Share Surrender and Share Restriction Agreement entered into an amendment thereto. Pursuant to the Sponsor Share Surrender and Share Restriction Agreement, as amended, the Sponsor, concurrently with the closing of the Business Combination, forfeited an aggregate of 1,023,333 shares of Class B common stock for no consideration and agreed that the 610,000 Placement Shares of Class A common stock underlying the 610,000 units that were initially issued to the Sponsor in a private placement simultaneously with the closing of the IPO (the "Placement Shares") and 6,846,667 Founder Shares held by it would be subject to transfer restrictions for six months following the closing of the Business Combination, which expired on December 24, 2021, and that 80% of the Founder Shares held by it will be subject to transfer restrictions based on certain closing share price thresholds of our Class A common stock for 20 out of any 30 consecutive trading days, specifically:
•610,000 Placement Shares and 1,369,334 Founder Shares were not transferable or salable until the date that is the six-month anniversary of the closing of the Business Combination, or December 24, 2021 (the “6-Month Anniversary”);
•1,369,334 Founder Shares were not transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the ten-year anniversary of the closing (the “10-Year Anniversary”) and (B) the date that is 15 days following the first date that the closing share price is greater than $12.00 per share for any 20 out of 30 consecutive trading days;
•1,369,333 Founder Shares were not transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the first date that the closing share price is greater than $13.50 per share for any 20 out of 30 consecutive trading days;
•1,369,333 Founder Shares shall not be transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the date that is 15 days following the first date that the closing share price is greater than $15.00 per share for any 20 out of 30 consecutive trading days (collectively, the “$15 Threshold”); and
•1,369,333 Founder Shares shall not be transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the first date that the closing share price is greater than $17.00 per share for any 20 out of 30 consecutive trading days (collectively, the “$17 Threshold”).
As of December 24, 2021, the 6-Month Anniversary, all of the Placement Shares and 3,108,001 of the Founder Shares are no longer subject to the transfer restrictions set forth above.
In connection with the Sponsor distribution (the “Sponsor Distribution”), the Sponsor distributed 5,456,667 shares of Class A common stock to its members, after which the Sponsor owns 1,000,000 shares of Class A common stock. The 1,000,000 shares of Class A common stock retained by the Sponsor continue to be subject to transfer restrictions until the $15 Threshold is met. 1,738,680 of the shares distributed in the Sponsor Distribution remain subject to transfer restrictions until the $15 Threshold or the $17 Threshold, as applicable, is met.
In addition, pursuant to the Sponsor Share Surrender and Share Restriction Agreement, if, prior to the fourth anniversary of the closing of the Business Combination, the closing share price is greater than $12.00 per share or $15.00 per share for any period of 20 out of 30 consecutive trading days (each a “Trigger Date”), then, during the 15 day period following such Trigger Date, the Company shall have the right to purchase from the Sponsor up to 1,000,000 Founder Shares, in aggregate, per Trigger Date for a purchase price of $12.00 per share or $15.00 per share, respectively, by providing written notice of such repurchase election to the Sponsor, and such repurchase shall be consummated within five business days after the date of such written notice.
On August 9, 2021, the Company repurchased 1,000,000 Founder Shares at a purchase price of $12.00 per share.
PWP Related Party Transactions
Internal Reorganization
Professional Partners was an aggregator partnership through which certain partners held interests in PWP OpCo, the entity through which the Company holds its advisory business. On December 31, 2023, as part of an internal reorganization and in accordance with Section 17-220 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), Professional Partners was divided into: (i) VoteCo Professionals, (ii) AdCo Professionals and (iii) Professional Partners, which is the “surviving partnership” under the Act. Professional Partners changed its name to PWP AmCo Professionals LP in connection with the Division.
To effect the Division, Professional Partners entered into a plan of division, which, among other things, provided that (i) all of its limited partnership interests in PWP OpCo and all liabilities primarily relating to its advisory business were allocated to AdCo Professionals, (ii) all of its limited partnership interests in PWP Capital Holdings and all liabilities primarily relating to its asset management business were allocated to AmCo Professionals and (iii) all of its Class B-1 Shares were allocated to VoteCo Professionals.
On April 1, 2024, as part of an internal reorganization and in accordance with Section 17-211 of the Act, AdCo Professionals merged with and into PWP OpCo.
To effect the Merger, PWP OpCo and AdCo Professionals entered into an agreement and plan of merger, which, among other things, provided that (i) all of the partnership units of AdCo Professionals were converted into an equivalent number of partnership units of PWP OpCo, respectively, (ii) all of the assets and liabilities of AdCo Professionals became the assets and liabilities of PWP OpCo and (iii) PWP OpCo adopted a Second Amended and Restated Agreement of Limited Partnership that, among other things, permits the Company to settle quarterly exchanges of PWP OpCo Class A partnership units and corresponding shares of Class B common stock in cash or shares at the Company's discretion. Certain holders of PWP OpCo Class A partnership units and corresponding shares of Class B common stock are directors and officers of the Company.
The principal purpose of the Division and the Merger was to simplify the structure for the partners in Professional Partners with respect to their indirect interests in PWP OpCo. There was no consideration exchanged in connection with the Division or the Merger, and neither the Division nor the Merger are expected to affect the respective rights or economic interests of the Company, PWP GP, any limited partner of PWP OpCo or any limited partner of Professional Partners with respect to PWP OpCo.

Acceleration of ACUs and VCUs
In connection with the Merger, on April 1, 2024, the Company entered into vesting acceleration agreements with certain holders of partnership units of AdCo Professionals and VoteCo Professionals, Professionals GP, PWP GP, VoteCo Professionals and PWP OpCo, pursuant to which, among other things, the vesting will be accelerated for (i) the OpCo Accelerated Units and (ii) the VoteCo Accelerated Units on a day determined by PWP GP, in its sole discretion, between April 2, 2024 and May 16, 2024. From and after the Vesting Acceleration, Accelerated Units generally will be subject to a lock-up period that is identical to the lockup period applicable to such units prior to the Vesting Acceleration (except that none of the Accelerated Units will be eligible to participate in the quarterly exchange for the third quarter of 2024). Certain holders of VCUs and ACUs subject to the Vesting Acceleration are directors and officers of the Company.
In connection with the Vesting Acceleration, the Company is also offering each holder of ACUs of PWP OpCo the option to convert a portion of such holder’s ACUs of PWP OpCo into cash on vesting in an aggregate amount up to such holders’ estimated tax liability, to the extent cash is available for such purpose (in each case, as determined by PWP GP), in which case, among other things, (i) the converted ACUs will be cancelled (the “Cancelled Units”), (ii) the Company will repurchase a number of Class B-1 Shares from VoteCo Professionals equal to the number of Cancelled Units and (iii) a number of ACUs of VoteCo Professionals equal to the Cancelled Units will be repurchased for cash (collectively, the “Cash Conversion”).
Upon vesting, a portion of the VoteCo ACUs and ACUs of PWP OpCo (the “Withheld Units”) will be withheld by VoteCo Professionals and PWP OpCo and converted into cash to allow for the payment of taxes due by VoteCo Professionals and PWP OpCo, respectively, in connection with the Vesting Acceleration. The Company intends to enter into a repurchase agreement with VoteCo Professionals, which, among other things, will provide that the Company will repurchase a number of Class B-1 Shares from VoteCo Professionals equal to the number of Withheld Units and any other VoteCo Accelerated Units that have been repurchased by PWP OpCo.
Amended and Restated Registration Rights Agreement
In connection with the closing of the Business Combination, we entered into the Amended and Restated Registration Rights Agreement, with the Sponsor, Professional Partners, and the third party investor limited partners of PWP OpCo (other than Professional Partners) (each such limited partner, an “ILP”) under the LP Agreement, pursuant to which the Registration Rights Agreement parties will be entitled to registration rights in respect of certain shares of our Class A common stock, par value $.0001 per share and certain of our other equity securities that are held by the Registration Rights Agreement parties from time to time.

The Amended and Restated Registration Rights Agreement provides that we will as soon as practicable but no later than 30 business days following the closing date of the Business Combination, file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of our Class A common stock and certain of our other equity securities held by the Registration Rights Agreement parties and will use our commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the actual filing date (or the 80th calendar day following the actual filing date if the SEC notifies us that it will “review” such registration statement) and (ii) the fifth business day after the date we are notified in writing by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, in July 2021, we filed with the SEC the Shelf Registration Statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of our Class A common stock and certain of our other equity securities held by the Registration Rights Agreement parties, which Shelf Registration Statement became effective on July 26, 2021. On July 7, 2022, we filed a post-effective amendment to the Shelf Registration Statement on Form S-3 for the purpose of converting the prior registration statement on Form S-1 into a registration statement on Form S-3.
Each of the Sponsor, Professional Partners, the ILPs and their respective transferees are entitled to certain demand registration rights in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, applicable lock-up restrictions, issuer suspension periods and certain other conditions. The Sponsor and their permitted transferees are limited to three demand registrations and the ILPs and their permitted transferees are limited to one demand registration, in each case, for the term of the Amended and Restated Registration Rights Agreement. Professional Partners and its permitted transferees are limited to four demand registrations per twelve-month period. In addition, the Registration Rights Agreement parties have certain “piggy-back” registration rights, subject to customary underwriter cutbacks, issuer suspension periods and certain other conditions.
The Amended and Restated Registration Rights Agreement includes customary indemnification provisions. The Company bears the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Amended and Restated Registration Rights Agreement, including the fees of one legal counsel to each of the Sponsor, Professional Partners and the ILPs.

Right of VoteCo Professionals and Stockholders Agreement
On the closing date of the Business Combination, the Company and Professional Partners entered into a Stockholders Agreement, pursuant to which, for so long as the Class B Condition is satisfied, Professional Partners will have approval rights over the following actions: (a) any incurrence of indebtedness (other than inter-company indebtedness) by the Company or any of its subsidiaries or controlled affiliates in an amount in excess of $25 million; (b) any issuance by the Company or any of its subsidiaries or controlled affiliates of equity or equity-related securities (other than preferred stock) which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, more than five percent (5%) of the total number of votes that may be cast in the election of directors of the Company, subject to certain limited exceptions; (c) the authorization or issuance of any preferred stock by the Company or any of its subsidiaries or controlled affiliates; (d) any equity or debt commitment to invest or investment or series of related equity or debt commitments to invest or investments by the Company or any of its subsidiaries or controlled affiliates in a person or group of related persons in an amount greater than $25 million; (e) any entry by the Company or any of its subsidiaries or controlled affiliates into a new line of business that requires an initial investment in excess of $25 million; (f) any disposition or divestment by the Company or any of its subsidiaries or controlled affiliates of any asset or business unit with a value in excess of $25 million; (g) the adoption of a stockholder rights plan by the Company; (h) any removal, change of duty or appointment of any officer of the Company that is, or would be, subject to Section 16 of the Exchange Act; (i) any amendment to the Certificate of Incorporation or bylaws of the Company; (j) any amendment to the partnership agreement of PWP OpCo; (k) the renaming of the Company; (l) the adoption of the Company’s annual budget and business plans and any material amendments thereto; (m) the declaration and payment of any dividend or other distribution by the Company or any of its subsidiaries or controlled affiliates, subject to certain limited exceptions; (n) the entry into any merger, consolidation, recapitalization, liquidation or sale of the Company or any of its subsidiaries or controlled affiliates or all or substantially all of the assets of the Company or any of its subsidiaries or controlled affiliates or consummation of a similar transaction (or series of related transactions), subject to certain limited exceptions, or entering into any agreement providing therefor; (o) voluntarily initiating any liquidation, dissolution or winding up of the Company or PWP OpCo or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Company or PWP OpCo or any of their subsidiaries or controlled affiliates; (p) the entry into, termination of or material amendment of any material contract by the Company or any of its subsidiaries or controlled affiliates; (q) the entry into any transaction, or series of similar transactions or contract, subject to certain limited exceptions, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act; (r) the initiation or settlement of any material legal proceeding by the Company or any of its subsidiaries or controlled affiliates; and (s) changes to the Company’s taxable year or fiscal year.
Additionally, for so long as the Secondary Class B Condition is satisfied, VoteCo Professionals will have approval rights over the following actions: (a) any amendment to the Certificate of Incorporation or bylaws of the Company that materially and adversely affects in a disproportionate manner the rights of VoteCo Professionals or its limited partners; and (b) any amendment to the PWP OpCo partnership agreement that materially and adversely affects in a disproportionate manner the rights of VoteCo Professionals or its limited partners.
The effect of the agreement is that VoteCo Professionals may maintain control over our significant corporate transactions even if it holds less than a majority of the combined total voting power of our shares of Class A and Class B common stock.
For so long as the Class B Condition is satisfied, VoteCo Professionals will have the right to designate a number of directors equal to a majority of our board of directors. After the Class B Condition is no longer satisfied, and for so long as the Secondary Class B Condition is satisfied, VoteCo Professionals will have the right to designate a number of directors (rounded up to the nearest whole number) equal to one third of our board of directors. VoteCo Professionals will retain the right to remove any director previously designated by it, with or without cause, for so long as the Class B Condition or the Secondary Class B Condition is satisfied. Additionally, for so long as the Class B Condition or the Secondary Class B Condition is satisfied, the Company and VoteCo Professionals will take all reasonable actions within their respective control so as to cause the Company to continue in office not more than fifteen (15) directors (or such other number of directors as VoteCo Professionals may agree to in writing).
The Stockholders Agreement will terminate once the Secondary Class B Condition is no longer satisfied.
Restrictive Covenants of Professional Partner’s Limited Partners
Professional Partner’s limited partners are subject to certain restrictive covenants set forth in the Professionals LP Agreement, including (i) perpetual confidentiality obligations, subject to certain limited exceptions, (ii) 180-day post-termination client and customer non-solicitation restrictions following a termination for cause or any resignation without good reason, (iii) post-termination investor non-solicitation restrictions following a termination for cause or any resignation without good reason for (x) 180 days with respect to any limited partner of Professional Partners, PWP Capital Holdings or PWP OpCo, and their respective subsidiaries and successors and assigns or (y) one year with respect to any limited partner, investor, prospective limited partner or investor of investment funds sponsored by a PWP Entity, (iv) one-year post-termination employee non-solicitation restrictions following any termination and (v) perpetual non-disparagement obligations. In addition, in the event that the limited partner resigns without good reason and competes with the PWP Entities within one year following the termination, or breaches any other applicable written covenant between any PWP Entity and the limited partner, then any common units in Professional Partners held by such limited partner will be forfeited on the date of such breach.
UK ACU Reimbursement Agreement
In September 2021, Perella Weinberg UK Limited, Professional Partners and certain partners (including one partner who serves as a Company director and president) entered into a reimbursement agreement, pursuant to which such partners directed Professional Partners to pay distributions related to their ACUs first to a subsidiary of the Company, so that the subsidiary can make employment income tax payments on such distributions to the appropriate non-US authorities and then pay the balance to such parties.
Agreements with PWP Capital Holdings

Transition Services Agreement
Prior to December 31, 2023, PWP was party to the transition services agreement (the “TSA”) with PWP Capital Holdings. Under the TSA, PWP agreed to provide certain corporate services to PWP Capital Holdings. Under the TSA, each party was entitled to use the services provided to it for a fixed term established on a service-by-service basis, which term would be extended until terminated by the provider of the applicable service. Generally, each party indemnified the other party and its respective directors, officers, employees, agents, consultants and contractors against losses relating to third party claims resulting from the transitional services. The TSA was terminated effective as of December 31, 2023.
Plans of Division and Master Separation Agreement
In connection with the separation of the advisory business from the asset management business of PWP OpCo (the “PWP Separation”), PWP entered into plans of division that identify the assets transferred and the liabilities assumed as part of the PWP Separation. Specifically, the plans of division indicate that all liabilities primarily relating to, arising from or in connection with the advisory businesses of PWP OpCo prior to the PWP Separation are allocated to PWP OpCo. Conversely, all liabilities primarily relating to, arising from or in connection with the asset management business are allocated to PWP Capital Holdings.

PWP is party to a master separation agreement with PWP Capital Holdings relating to the PWP Separation. The agreement sets forth, among other things, the ongoing obligations of PWP OpCo and PWP Capital Holdings relating to the separation of the advisory and asset management businesses of PWP OpCo on February 28, 2019. The master separation agreement provides for cross-indemnities that generally place the financial responsibility on PWP and its subsidiaries for all assets and liabilities associated with the advisory business and operations, and generally place on PWP Capital Holdings the financial responsibility for all assets and liabilities associated with the asset management business and operations.
Trademark License Agreement
PWP is party to a trademark license agreement with PWP Capital Holdings, under which PWP Capital Holdings has the right to use certain trademarks owned by us and specified therein and that were in use by the asset management business prior to the PWP Separation. The licenses are non-exclusive, non-transferable (except under certain conditions), non-sublicensable (except under certain conditions) and royalty-free. The agreement will last for a period of at least one year, subject to automatic extension, and may be terminated by PWP in the event that PWP Capital Holdings becomes insolvent, makes an assignment for the benefit of its creditors or breaches the agreement and fails to cure such breach, or in its sole discretion upon 60 days’ written notice to PWP Capital Holdings.
Sublease Agreement
In connection with the PWP Separation, PWP subleased a portion of its office space at its New York location to PWP Capital Holdings. In December 2021, PWP executed a sublease amendment to extend the sublease term for 19 months to August 31, 2023 and to reduce the size of the subleased premises. In August 2023, PWP executed a sublease amendment to extend the sublease term for two months to October 31, 2023. In accordance with the sublease, as amended, PWP Capital Holdings paid to PWP a base rent of $38,400 per month and other lease related charges. The sublease was terminated effective as of October 31, 2023.
Other Agreements
We may enter into engagement letters to provide advisory, investment banking and other services to PWP Capital Holdings. We may also enter into additional support and administration agreements with PWP Capital Holdings on arm’s length terms.
From time-to-time, our asset management business may enter into compensation agreements with our employees, including Andrew Bednar or other officers and directors, to provide consultant and other services to our asset management business.
From time-to-time, we may make loans to or investments in sponsors and other related entities of special purpose acquisition vehicle companies, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction with one or more businesses, and our officers and directors may own equity interests in such special acquisition vehicle companies.
From time-to-time, we may make investments in one or more entities, which investments may permit multiple employees, officers or directors to make investments for the benefit of such employee, officer or director.
Tax Receivable Agreement
In connection with the closing of the Business Combination, we entered into a Tax Receivable Agreement (the “TRA”) with PWP OpCo, Professional Partners and ILPs (the “TRA Parties” and individually, a “TRA Party”). The Tax Receivable Agreement generally provides for payment of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income taxes and related interest realized (or deemed realized) by Perella Weinberg Partners as a result of (a) the Business Combination and related transactions, (b) exchanges of interests in PWP OpCo for cash or stock of the Company and certain other transactions and (c) payments made under the TRA. We expect to retain the benefit of the remaining cash tax savings.
For purposes of the TRA, cash savings will be computed by comparing the Company's actual income tax liability to the amount of such taxes that the Company would have been required to pay had there been no increase to the tax basis of the assets of PWP OpCo as a result of the exchanges and had the Company not entered into the TRA. The term of the TRA commenced upon consummation of the Business Combination and will continue until all tax benefits have been utilized or expired, unless the Company exercises its right to terminate the TRA for an amount based on a specified formula to determine the present value of payments remaining to be made under the agreement (including payments that would be made if all PWP OpCo Class A partnership units were then exchanged for our Class A common stock). The TRA will cover any exchanges of PWP OpCo Class A partnership units by ILPs and Limited Partners (after distribution of PWP OpCo Class A partnership units by Professional Partners) who are party to that agreement after the consummation of the Business Combination, and it is possible that new investors in the PWP OpCo Class A partnership units after the consummation of the Business Combination may become parties to the TRA as well.
The payment obligation under the TRA is an obligation of Perella Weinberg Partners and not an obligation of PWP OpCo. In addition, although we are not aware of any issue that would cause the IRS to challenge a tax basis increase that results in a payment under the TRA, the TRA Parties will not reimburse us for any payments previously made under the TRA if such basis increases or other benefits are subsequently disallowed, although excess payments made to any TRA Party may be netted against payments otherwise to be made, if any, to the relevant ILP or Limited Partner after our determination of such excess. As a result, in certain circumstances we may make payments to the TRA Parties under the TRA in excess of our actual cash tax savings. While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, future tax rates and the amount and timing of the Company's income, we expect that, as a result of the size of the increases of the tangible and intangible assets of PWP OpCo attributable to our interests in PWP OpCo, during the expected term of the TRA, the payments that we may make to the TRA Parties could be substantial. Payments made under the TRA are required to be made within 270 days of the filing of the Company's tax returns. Because we generally expect to receive the tax savings prior to making the cash payments to the TRA Parties, we do not expect the cash payments to have a material impact on our liquidity.
The TRA also provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, our (or our successor's) obligations with respect to exchanged or acquired PWP OpCo Class A partnership units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the TRA, that certain loss carryforwards will be used within 15 years, and that any non-amortizable assets are deemed disposed of at the earlier of (i) when the relevant asset is sold or (ii) within 15 years.
Furthermore, upon a material breach of our obligations under the TRA that is not cured within the time period specified by the TRA or if, at any time, we elect an early termination of the TRA, we shall pay to each ILP and/or Limited Partner the present value, discounted at the Secured Overnight Financing Rate plus 310 basis points as of such date, of all tax benefit payments due to such partner as of either the date of delivery of the early termination notice, in the case of an early termination, or as of the date of such breach, in the case of a material breach. The calculation of payments in such circumstances would also be based on certain assumptions, including, in addition to those described above with respect to a change of control, that federal, state, local, and foreign income tax rates will remain the same as those specified for such taxable year by the Code, and other laws on the date of such breach or the early termination payment, that any non-amortizable assets shall be deemed disposed of within 15 years of the earlier of the basis adjustment for such asset or the date of breach or delivery of the early termination notice, and that any PWP OpCo Class A partnership units that have not been exchanged will be deemed exchanged for the market value of our Class A common stock at the time of termination or material breach. Consequently, it is possible, in the case of a change of control, early termination, or material breach, that the actual cash tax savings realized by us may be significantly less than the corresponding TRA payments.
Employee Compensation Paid to Directors

Messrs. Perella and Steel, two of PWP’s employee directors who are not executive officers, received compensation in respect of their service as working Partners in 2023 in amounts equal to $510,500 and $1,637,490, respectively. For Mr. Steel, $200,990 of such reported compensation represents the fair value, calculated in accordance with FASB ASC Topic 718, of the equity-based portion of our annual incentive bonus granted to him in the first quarter of 2023 for 2022 performance.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR APPOINTMENT
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although stockholder ratification of the appointment of Ernst & Young LLP is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of Ernst & Young LLP requires the vote of the holders of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. If stockholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider the appointment. Even if stockholders ratify the appointment of Ernst & Young LLP, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The board of directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Principal Accountant Fees and Services
The following table presents aggregate fees billed to the Company for services rendered by Ernst & Young LLP during the years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees (1)	$2,207,705	$2,235,500
Audit-Related Fees	—	—
Tax Fees(2)	62,678	—
All Other Fees	—	—
Total	$2,270,383	$2,235,500

(1)Audit fees include fees for services rendered for the audit and quarterly reviews of our consolidated financial statements, including those filed with the SEC on Forms 10-K and 10-Q, respectively, as well as statutory and financial audits for our United States and foreign consolidated subsidiaries. Additionally, audit fees include other regulatory filings, and similar engagements, such as attest services, comfort letters, consents, and reviews of documents filed with or submitted to the SEC.
(2)Tax fees represent fees for services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted of tax consulting and compliance professional services, including to our United States and foreign consolidated subsidiaries.
Audit Committee Pre-Approval
Since our Business Combination, all services performed by Ernst & Young LLP for the Company and its subsidiaries have been pre-approved by the audit committee.
The audit committee has adopted a pre-approval policy, which requires that before the independent auditor is engaged for any services, the audit committee must approve these services, including the fees and terms. Services are reviewed taking into account the terms of the policy, and, for types of services not pre-approved in the policy, the rules of the SEC and the Public Company Accounting Oversight Board.

AUDIT COMMITTEE REPORT
The audit committee is responsible primarily for assisting the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The committee assists in the board of directors’ oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.
The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.
The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2023 with the Company’s management and Ernst & Young LLP. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding auditor communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on such review and discussions, the audit committee recommended to the Company’s board of directors that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Audit Committee
Jorma Ollila (Chair)
Jane C. Sherburne
Elizabeth (Beth) Cogan Fascitelli
Kristin W. Mugford

PROPOSAL 3: APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO UPDATE THE EXCULPATION PROVISION
Effective August 1, 2022, Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care in certain circumstances (the “DGCL Amendment”). Currently, Article FIFTH of the Certificate of Incorporation limits the monetary liability of directors in certain circumstances but does not similarly exculpate officers. As discussed below, after considering the DGCL Amendment, the board of directors unanimously adopted a resolution to amend Article FIFTH of the Certificate of Incorporation consistent with the DGCL Amendment, subject to stockholder approval. In addition, PWP Professionals Partners previously approved the proposed changes in accordance with the Stockholders’ Agreement.
Upon approval of this proposal, the Company will file a Certificate of Amendment of our Certificate of Incorporation reflecting the proposed changes (the “Proposed Amendment”) substantially in the form attached hereto as Appendix A.

Purpose and Possible Effects of the Proposed Amendment
The board of directors deems it in the best interests of the Company and its stockholders to amend the Certificate of Incorporation to maintain provisions consistent with the DGCL and believes that amending the Certificate of Incorporation to add the authorized liability protection for certain officers to more closely align with the protection in the Certificate of Incorporation currently afforded our directors, is an important factor in attracting and retaining experienced and qualified officers.
The Proposed Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under the Certificate of Incorporation, the Proposed Amendment would not limit the liability of officers for: (i) any breach of the duty of loyalty to the Company or its stockholders; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and (iii) any transaction from which the officer derived an improper personal benefit.
The Proposed Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or officer of the Company.

Vote Required and Recommendation
Approval of this proposal requires the affirmative vote of the holders of at least two-thirds of the combined voting power of the shares entitled to vote in connection with the election of directors. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal. If shareholder approval for this proposal is not obtained, then the Certificate of Incorporation will remain unchanged and a Certificate of Amendment will not be filed with the Delaware Secretary of State.

The board of directors recommends that you vote “FOR” the approval of the Proposed Amendment.

ADDITIONAL INFORMATION
Procedures for Submitting Stockholder Proposals and Director Nominations
Stockholder proposals intended to be presented at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 13, 2024, in order to be included in the our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our bylaws.
Under our bylaws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. Accordingly, stockholder proposals and nominations under our bylaws must be delivered no earlier than January 22, 2025, and no later than February 21, 2025. However, if the annual meeting occurs more than 25 days before or after this anniversary date, proposals must be delivered no later than the close of business on the tenth day following the earlier of (i) the date that the meeting notice is mailed or (ii) the first public announcement of the meeting date. Director nominations for consideration at any special meeting of stockholders called for the purpose of electing directors must be delivered on or before the tenth day following the earlier of (i) the date that the meeting notice is mailed or (ii) the first public announcement of the meeting date.
Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our bylaws.
In addition to satisfying the requirements of our bylaws, including the deadline for notice of nominations, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 of the Exchange Act no later than March 23, 2025.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PWP2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39742-P07021

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERELLA WEINBERG PARTNERS

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect four directors to our Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Peter A. Weinberg
02) Dietrich Becker
03) Jane C. Sherburne
04) Elizabeth (Beth) Cogan Fascitelli

The Board of Directors recommends you vote FOR proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V39743-P07021

PERELLA WEINBERG PARTNERS
Annual Meeting of Stockholders
May 22, 2024
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew Bednar and Alexandra Gottschalk, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PERELLA WEINBERG PARTNERS that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 22, 2024, at www.virtualshareholdermeeting.comPWP2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side for the Board of Directors and "FOR" Proposals 2 and 3. The proxy holders named herein are authorized to vote in their discretion on any other matters that may properly come before the meeting, and at any adjournment or postponement thereof.

Continued and to be signed on reverse side